Exhibit 10.1

Material indicated with a “[***]” has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Execution Version

Exhibit A - The Hagerty Group, LLC Fourth Amendment

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
December 12, 2018
among
THE HAGERTY GROUP, LLC,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS
i

SCHEDULES:

Commitment Schedule
Schedule 1.01 - Permitted Intercompany Activities
Schedule 3.05	-	Subsidiaries and Joint Ventures
Schedule 3.06	-	Disclosed Matters
Schedule 3.17	-	Subordinated Debt Documents
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Existing Investments, Loans and Advances
Schedule 6.07	-	Transactions with Affiliates
Schedule 6.08	-	Restrictive Agreements

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Compliance Certificate
Exhibit C-1	-	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2	-	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3	-	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4	-	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 12, 2018 (this “Agreement”), among THE HAGERTY GROUP, LLC, a Delaware limited liability company, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
RECITALS
1.The Hagerty Group, LLC, Hagerty Holding Corp., the lenders party thereto, and JPMorgan Chase Bank, N.A. entered into that certain Credit Agreement dated as of July 30, 2010 (as amended from time to time, the “Existing Credit Agreement”).
2.The Hagerty Group, LLC, Hagerty Holding Corp., the lenders party thereto, and JPMorgan Chase Bank, N.A. wish to remove Hagerty Holding Corp. as a borrower under the Existing Credit Agreement and have The Hagerty Group, LLC as the sole borrower (with Hagerty Holding Corp. being removed as a party to this Agreement), and the parties hereto, and Hagerty Holding Corp. by separate agreement, wish to amend and restate the Existing Credit Agreement in its entirety as set forth herein.
In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto (and Hagerty Holding Corp. by separate agreement) agree, subject to the fulfillment of the conditions precedent set forth in this Agreement, that the Existing Credit Agreement hereby is amended and restated in its entirety as follows:
ARTICLE 1
DEFINITIONS
SECTION 1.0a.Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires all or substantially all of the assets of any Person or all or substantially all of the assets of a division, line of business or branch of such Person, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person (including with respect to an Investment in a Subsidiary or joint venture that serves to increase the Borrower’s or its Subsidiaries’ respective ownership of Equity Interests therein).
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10% .
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%.
“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).
“Aggregate Commitments” means, at any time, the Commitments of all the Lenders in effect as of such time.
“Aldel Financial” means Aldel Financial Inc., a Delaware corporation
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Annual Permitted Distribution Amount” means (a) with respect to Fiscal Year ending December 31, 2020, $4,000,000 and (b) with respect to each Fiscal Year thereafter, an amount equal to the Annual Permitted Distribution Amount with respect to the immediately preceding Fiscal Year multiplied by an amount equal to one plus an amount expressed as a decimal, equal to the percentage increase, if any, of the Consumer Price Index with respect to such immediately preceding year, determined in a manner reasonably acceptable to the Administrative Agent.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means, for any day, with respect to any ABR Loan or Term Benchmark Loan or with respect to the commitment fees payable under Section 2.11(a) or Letter of Credit fees payable under Section 2.11(b), as the case may be, the Applicable Margin per annum set forth below under the caption “Applicable Margin – ABR Loans”, “Applicable Margin – Adjusted Term SOFR Rate Loans and Letters of Credit” or “Commitment Fee Rate”, as the case may be, based upon the Net Leverage Ratio as of the most recent determination date:

Level	Net Leverage Ratio	Applicable Margin - Adjusted Term SOFR Rate Loans and Letters of Credit	Commitment Fee Rate	Applicable Margin - ABR Loans
I	[***]	[***]	[***]	[***]
II	[***]	[***]	[***]	[***]
III	[***]	[***]	[***]	[***]
IV	[***]	[***]	[***]	[***]
V	[***]	[***]	[***]	[***]

The Applicable Margin shall be determined in accordance with the foregoing table based on the Net Leverage Ratio as determined in the then most recent quarterly financial statements for the first three Fiscal Quarters of each Fiscal Year and the audited year-end financial statements for the last Fiscal Quarter (in each case calculated on a trailing four quarter basis) of the Borrower. Adjustments, if any, to the Applicable Margin shall be effective five Business Days after the Administrative Agent is scheduled to receive the applicable financials under Section 5.01(a) or (b) and Compliance Certificate under Section 5.01(c). Notwithstanding anything herein to the contrary, (a) the Applicable Margin may be set at Level I at the option of the Administrative Agent or at the request of the Required Lenders if an Event of Default exists, (b) the Applicable Margin shall be set at Level III as of the Third Amendment Effective Date and the Applicable Margin shall be adjusted for the first time based on the financial statements for the Fiscal Quarter ending September 30, 2021, and (c) the Applicable Margin shall be set at Level II as of the Fourth Amendment Effective Date and the Applicable Margin shall be adjusted for the first time based on the financial statements for the Fiscal Quarter ending September 30, 2022.

If at any time the Administrative Agent determines that the financial statements upon which the Applicable Margin was determined were incorrect (whether based on a restatement, fraud or otherwise), or any ratio or compliance information in a compliance certificate or other certification was incorrectly calculated, relied on incorrect information or was otherwise not accurate, true or correct, (i) if the proper calculation of the Net Leverage Ratio would have resulted in higher pricing for such period, then the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements, compliance certificate or other information had been accurate and/or computed correctly at the time they were delivered and (ii) if the proper calculation of the Net Leverage Ratio would have resulted in lower pricing for such period, then neither the Administrative Agent nor any Lender shall have any obligation to return any additional amounts previously received to the Borrowers; provided that if, as a result of any restatement or other event a proper calculation of the Net Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (i) above shall be based upon the excess, if any, of such amounts that should have been paid for all applicable periods over such amounts actually paid for all such periods.

“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitment of all Lenders (if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Exposures at that time); provided that, in accordance with Section 2.19, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations above.
“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Arranger” means JPMCB, in its capacity as sole bookrunner and sole lead arranger hereunder.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent in consultation with the Borrower.
“Available Commitment” means, at any time, an amount equal to the Commitment then in effect minus the Revolving Exposure of all Lenders at such time (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings); it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Exposure for purposes of calculating the commitment fee under Section 2.11(a).
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date or the date that the Commitments are terminated pursuant to the terms hereof.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary with respect to any Banking Services provided by any Lender or any of its Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.) and the regulations issued from time to time thereunder.
“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate, as applicable or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(i)the sum of Adjusted Daily Simple SOFR;
(ii)the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark the earliest to occur of the following events with respect to such then-current Benchmark:
(i)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(i)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(ii)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(i)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(ii)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.
“Borrower” means The Hagerty Group, LLC, a Delaware limited liability company.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect and (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day (other than a Saturday or a Sunday)on which banks are open for business in Detroit, Michigan, Chicago, Illinois or New York, New York; provided that, when used in connection with RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any such day that is only an U.S. Government Securities Business Day
“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Loan Parties prepared in accordance with GAAP.
“Capital Lease Obligations” of any Person means, subject to Section 1.04, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or financing leases on a balance sheet of such Person under GAAP ASC 840 or 842, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CFC Holdco” means any direct or indirect Domestic Subsidiary, (a) substantially all of the assets of which consist of Equity Interests or indebtedness of one or more direct or indirect Foreign Subsidiaries or (b) that is treated as a disregarded entity for United States federal income tax purposes, that has no material assets other than Equity Interests or indebtedness of one or more direct or indirect Foreign Subsidiaries.

“Change in Control” means:
(1)at any time prior to a Qualified Public Offering, the Permitted Holders shall cease to own and control, directly or indirectly, more than 50% of the economic and voting Equity Interests of the Borrower on a fully diluted basis; or

(2)at any time after a Qualified Public Offering, any Person or “group” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (other than (x) any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any combination of Permitted Holders) shall have, directly or indirectly, acquired beneficial ownership of voting Equity Interests of the Borrower representing more than the greater of (i) 35% of the fully diluted voting rights of voting Equity Interests of the Borrower and (ii) the percentage of the voting rights of voting Equity Interests of the Borrower held by the Permitted Holders.
(3)at any time after a Qualified Public Offering, any Person or “group” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (other than (x) any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any combination of Permitted Holders) shall have, directly or indirectly, acquired beneficial ownership of voting Equity Interests of Aldel Financial representing more than the greater of (i) 35% of the fully diluted voting rights of voting Equity Interests of Aldel Financial and (ii) the percentage of the voting rights of voting Equity Interests of Aldel Financial held by the Permitted Holders.
    Notwithstanding the foregoing, (a) the consummation of the Permitted SPAC Transaction shall not result in a Change in Control and (b) the reorganization of the ownership of the Borrower or any other equity owner of the Borrower (including the insertion of any Holdco Entity) shall not constitute a Change in Control so long as, after giving effect to such reorganization, no “Change in Control” would result based on the ultimate indirect beneficial ownership of the Borrower.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charge” means any loss, cost, fee, charge, expense, accrual or reserve of any kind.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all present or future real or personal property owned or leased by a Person, which property is covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become, or be intended to be, subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations, other than any Excluded Property.
“Collateral Documents” means, collectively, the Security Agreements, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement at any time (either before, concurrently or after the Effective Date and including whether delivered in connection with the Existing Credit Agreement or this Agreement at any time) that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, pledges, collateral assignments and financing statements.
“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08(a), (b) or (e), (b) increased from time to time pursuant to Section 2.08(e), (c) reduced or increased from time to time as set forth on the Commitment Schedule and (d) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption (or other documentation or record) pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments as of the Third Amendment Effective Date is $230,000,000.
“Commitment Schedule” means the Schedule attached hereto and identified as such.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 8.03(c).
“Compliance Certificate” means a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit B.
“Consolidated EBITDA” means, with respect to any period:
(1)the Consolidated Net Income for such period, plus
(4)the sum of, in each case to the extent deducted (other than in the case of clauses (b)(vii) and (b)(viii) to the extent the items set forth therein have not been deducted from Consolidated Net Income) in the calculation of such Consolidated Net Income, but without duplication:
(a)interest expense for such period;
(b)income tax expense (including (A) penalties and interest related to any such Tax or arising from any Tax examination, (B) pursuant to any Tax sharing arrangement or as a result of any Tax distribution and (C) in respect of repatriated funds) of such Person during such period and any distributions by the Borrower with respect to the foregoing;
(c)depreciation expense for such period;

(d)amortization expense for such period;
(e)any other non-cash Charges for such period (but excluding any non-cash Charge in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of inventory);
(f)the amount of discretionary executive compensation paid to members of the Borrower outside the ordinary course of business in excess of an amount to be determined and acceptable to the Administrative Agent;
(g)one-time or extraordinary, non-recurring or unusual Charges including, without limitation, in connection with (i) Permitted Acquisitions or similar Investments during such period, (ii) the consolidation or closing of any facility/location during such period, (iii) professional services and capital expense items, (iv) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, and (v) Public Company Costs (collectively, “Cash Non-Recurring Charges”); provided, that the aggregate amount of Cash Non-Recurring Charges added back under this clause (vii) shall not exceed (x) $25,000,000 for any period ending on or prior to December 31, 2024, and (y) fifteen percent (15.0%) of EBITDA (calculated before giving effect to such add backs) in the aggregate for any such period thereafter;
(h)an amount equal to (A) the proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace, (B) fees, costs and expenses to the extent reimbursable by third parties pursuant to any indemnification, insurance, reimbursement or similar agreement or arrangement and (C) other Charges reimbursable by a third party (in each case under this clause (x), whether or not received so long as such Person in good faith expects to receive the same within the next four Fiscal Quarters (it being understood that to the extent not actually received within such Fiscal Quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such Fiscal Quarters));
(i)reasonable transaction expenses incurred in connection with the Permitted SPAC Transaction in an aggregate amount not to exceed $45,000,000 that are incurred within 120 days of the Permitted SPAC Transaction Effective Date;
(j)reasonable expenses, accruals and payments incurred in connection with Acquisitions, Investments, restricted payments, dispositions, consolidations, restructurings, recapitalizations, or issuances or amendments of indebtedness or equity permitted under the Loan Documents, whether or not consummated,
(k)reasonable expenses and fees paid to Administrative Agent and the Lenders in connection with the administration of the Loan Documents (including any amendment, restatement, amendment and restatement, supplement or modification thereto or waiver or consent thereunder) and similar fees and expenses paid under the definitive documentation for other Indebtedness permitted hereunder,
(l)losses from dispositions outside the ordinary course; and
(m)expenses during such period in connection with earnouts and other deferred payments in connection with any Permitted Acquisition or other Investments permitted hereunder, to the extent required to be included in the calculation of Consolidated Net Income in accordance with GAAP as an accounting adjustment to the extent that the actual amount payable or paid in respect of such earnout or other deferred payment exceeds the liability booked by the applicable Person therefor; minus
(5)the sum of, to the extent included in Consolidated Net Income and without duplication:
(a)non-cash income or non-cash gains realized other than in the ordinary course of business;
(b)the income of any Subsidiary (other than a Guarantor) to the extent that the declaration or payment of Restricted Payments or transfers or loans by such Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary;
(c)the income of any Permitted Joint Venture, except (x) to the extent of the amount of Restricted Payments actually paid in cash to the Borrower or a Guarantor by such Permitted Joint Venture or (y) the income of any Permitted Joint Venture if the Borrower owns 60% or more of the Equity Interests thereof and has granted the Administrative Agent a first priority security interest in 60% or more of the aggregate Equity Interests of such Permitted Joint Venture (each a “Qualified Permitted Joint Venture”), provided that the portion of Consolidated EBITDA calculated under this definition for any four consecutive Fiscal Quarter period that is attributable to all Qualified Permitted Joint Ventures shall be limited to the lesser of (1) 10% of such Consolidated EBITDA or (2) $10,000,000;
(d)extraordinary, non-recurring or unusual gains;
(e)gains from dispositions outside the ordinary course, all calculated for the Borrower and its Subsidiaries on a consolidated basis; and
(f)the aggregate amount of the Permitted Reinsurance Subsidiary Dividend.
“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period and paid in cash during the relevant period.
“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, excluding:
(6)the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary;
(7)the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Borrower in the form of dividends or similar distributions;
(8)the undistributed earnings of any Subsidiary (other than a Loan Party), to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary;

(9)net gains or losses in respect of any hedge arrangements and/or derivative instrument;
(10)unrealized or realized net foreign currency translation or transaction gains or losses impacting net income (including, without limitation, currency re-measurements of indebtedness or other balance sheet items, any gains or losses from hedging agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from revaluation of intercompany balances (including indebtedness and other balance sheet items) and any net gains or losses from hedge agreements for currency exchange risk associated with the above or any other currency-related risk); and
(11)(i) effects of adjustments (including, without limitation, the effects of such adjustments pushed down to such Person and its Subsidiaries) in the Borrower’s consolidated financial statements pursuant to resulting from the application of acquisition method, purchase and/or recapitalization accounting in relation to the Permitted SPAC Transaction, any consummated Permitted Acquisition or similar transaction or recapitalization accounting or the amortization or write-off of any amounts thereof including adjustments in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, advanced billing and debt line items thereof) and (ii) the cumulative effect of a change in accounting principles (effected by way of either a cumulative adjustment or retroactive application) and/or any change resulting from the adoption of modification of accounting principles and/or policies in accordance with GAAP.
“Consolidated Net Indebtedness” means at any time the difference of (a) the Indebtedness of the type described in clauses (a), (b), (f), (g) (solely to the extent not reimbursed within three (3) Business Days of any drawing or funding thereunder), (h) and (l) of the definition of Indebtedness, minus (b) the lesser of (i) the aggregate amount of all Unrestricted Cash in excess of $15,000,000 or (ii) $50,000,000.
“Consumer Price Index” means the consumer price index with respect to all urban consumers within U.S. cities for all items but without seasonal adjustment, as determined and publicized by the Bureau of Labor Statistics of the United States Department of Labor (with such consumer price index bearing the label “CPI-U, US City Average, All Items: NSA” as of the First Amendment Effective Date).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(n)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(o)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or

(p)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 9.19.
“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.
“Cure Amount” has the meaning assigned to it in Section 7.02.
“Cure Period” has the meaning assigned to it in Section 7.02.
“Cure Right” has the meaning assigned to it in Section 7.02.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if the Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both would, unless cured, waived or remedied during such time, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d)(i) has become or has a parent company that has become the subject of a Bankruptcy Event or (ii) has become the subject of a Bail-In Action.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person (other than issuances of Equity Interests to the Borrower or any Subsidiary of the Borrower)), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part (other than for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in each case, prior to the date that is ninety-one (91) days after the Revolving Credit Maturity Date in effect at the time of issuance of such Equity Interest, unless, in each case, such term, event or condition is subject to the Payment in Full of the Obligations; provided, that the foregoing shall not apply to (i) a redemption, conversion or exchange into equity interests that do not themselves constitute Disqualified Equity Interests, (ii) any offer to redeem or repurchase required to be made in connection with a change of control, initial public offering, Disposition or similar event or (iii) compensatory equity awards to directors, managers, officers and employees in which shares are withheld (redeemed) upon vesting or exercise to pay applicable withholding taxes or, in the case of an option, the exercise price of the option.
“Disqualified Lender” means (a) Persons, including those that are reasonably determined by the Borrower to be competitors of the Borrower or its subsidiaries, which are specifically identified by the Borrower to the Administrative Agent in writing and delivered in accordance with Section 9.01 prior to the Effective Date, (b) any other Person that is reasonably determined by the Borrower to be a competitor of the Borrower or its subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Lenders”, which supplement shall become effective two (2) Business Days after delivery thereof to the Administrative Agent in accordance with Section 9.01 and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates (w) are identified in writing from time to time by the Borrower, (x) are reasonably identifiable as Affiliates of such Persons based solely on the similarity of such Affiliates’ and such Persons’ names, (y) are known to be an Affiliate of such Person, or (z) solely in the case of Affiliates with respect to clause (b), are not bona fide debt investment funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Lenders contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), (ii) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Lender and (iii) “Disqualified Lender” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.
“Dividing Person” has the meaning assigned to such term in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“dollars” or “$” refers to lawful money of the U.S.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).
    “ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means December 12, 2018.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignee” means any Person that meets the requirements to be an assignee or participant under Section 9.04(b).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower of any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower of any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, in critical status or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Accounts” means:
(12)deposit accounts used exclusively for payroll, payroll taxes, tax accounts, deposit accounts holding deposits that constitute permitted liens, permitted escrow and other permitted fiduciary purposes and other employee wage and benefit payments to or for the Borrower’s and its subsidiaries’ employees;
(2)escrow accounts in the ordinary course of business;
(3)any zero balance account;

(4)any account used exclusively for funds held by any Loan Party in connection with employee stock option plans, or in trust for any director, officer or employee of the Loan Parties pursuant to any benefit plan maintained by any Loan Party (including any 401(k) or similar plans;
(5)any account used exclusively for amounts deposited in connection with any self-insurance program;
(6)any deposit account, securities account, commodities account or other account of any Loan Party to the extent solely and exclusively used to hold any cash or Permitted Investments pledged securing Liens described in Section 6.02;
(7)any account pledged to credit card processors or providers in connection with credit card processing arrangements;
(8)any other accounts with an average end of day balance less than $1,000,000 in the aggregate at any time outstanding for all such accounts; and
(9)any other account that the Administrative Agent may agree in writing is an Excluded Account.
“Excluded Property” means:
(13)governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited by applicable law or would result in the termination of or an event of default under any agreement, document or instrument pursuant to any “change of control” or similar provision;
(14)pledges and security interests prohibited by applicable law (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition;
(15)any lease, license, permit or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, permit or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition;
(16)any assets to the extent a security interest in such assets could result in materially adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent;
(17)any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;
(18)any property subject to a purchase money arrangement (including the acquisition, replacement, repair, maintenance, construction or improvement of any fixed or capital assets) or Capital Lease Obligation permitted to be incurred under the Agreement to the extent other Liens are prohibited;
(19)Excluded Accounts;

(20)any fee-owned real property which has a fair market value of less than $5,000,000 (as reasonably estimated by the Borrower);
(21)property the pledge or security interest in which would require governmental (including regulatory) consent, approval, licensure or authorization, unless such consent, approval, licensure or authorization has been obtained by the Loan Parties; provided, however, that it is understood and agreed that no Loan Party nor any of its subsidiaries shall be required to take any action or use any effort to obtain such consent, approval, licensure or authorization;
(22)the Equity Interests of (i) any Foreign Subsidiary or any CFC Holdco in excess of (x) sixty-five percent (65%) of the aggregate Equity Interests of such Foreign Subsidiary or CFC Holdco or (y) such greater percentage which will not result in an adverse tax consequence (as reasonably determined by Administrative Agent and Borrower) or (ii) any Permitted Joint Venture to the extent a pledge of the Equity Interests therein is not required pursuant to the definition thereof;
(23)leasehold interests in real property;
(24)Equity Interests (A) constituting Margin Stock or (B) issued by Persons that are not wholly-owned Subsidiaries of a Loan Party or Subsidiaries;
(25)tangible property located outside of the United States that was not transferred from the United States in contemplation of circumventing the obligation to provide Collateral hereunder (except to the extent a security interest can be perfected in such tangible property by filing a financing statement in the U.S.);
(26)motor vehicles, aircraft and other assets covered by certificates of title in each instance where perfection of a security interest therein requires the taking of any action beyond the filing of a UCC financing statement in the applicable jurisdiction;
(27)any commercial tort claim with a value of less than $1,000,000 individually;
(28)other assets where the cost of obtaining a security interest therein exceeds the practical benefit to the Lenders afforded thereby, in each case, as reasonably determined by the Borrower and the Administrative Agent.
Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above). In addition, notwithstanding anything in this Agreement or the other Loan Documents to the contrary, no Loan Party shall be required to take any action with respect to the creation or perfection of Liens (i) under the law of any jurisdiction outside of the United States with respect to any Collateral or (ii) to the extent the burden, difficulty, consequence or cost of creating or perfecting such Lien outweighs the benefit that would be afforded thereby as reasonably determined by the Administrative Agent in consultation with the Borrower (including after accounting for any adverse effects on taxes, interest deductibility, stamp duty, registration taxes and notarial costs).
“Excluded Subsidiary” means:
(1)any Subsidiary that (i) is not a wholly-owned Domestic Subsidiary of the Borrower or (ii) is a Foreign Subsidiary;

(2)any CFC Holdco and any Domestic Subsidiary of a Foreign Subsidiary or CFC Holdco unless making such entity a Loan Party would not reasonably be expected to cause a material adverse tax consequences, as determined in the reasonable discretion of the Borrower and the Administrative Agent;
(3)any Immaterial Subsidiary;
(4)any Subsidiary that is prohibited by any Requirement of Law or by any contractual obligation (with respect to any such contractual obligations, only to the extent existing on the Effective Date or the date the applicable Person becomes a direct or indirect wholly-owned Subsidiary of a Loan Party and was not entered into in contemplation of this provision) from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) to provide a Guarantee (unless such consent, approval, license or authorization has been received; it being understood and agreed that there will be no obligation to request, seek or obtain any such consent, approval, license or authorization);
(5)any Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended;
(6)any not-for profit Subsidiary;
(7)the Reinsurance Subsidiary; and
(8)any Subsidiary where the cost or burden (including adverse tax consequences (other than de minimis tax consequences)) of granting a Guarantee of the Obligations outweighs the benefit to the Lenders, as reasonably determined by the Administrative Agent in consultation with the Borrower; provided that, notwithstanding the foregoing, the Borrower may, at its option, appoint any Person that otherwise would be an “Excluded Subsidiary” pursuant to clauses (a) through (g) above as a Subsidiary Guarantor.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f), and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning assigned to such term in the Recitals to this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the U.S.
“Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer, controller or other equivalent financial officer of the Borrower.
“First Amendment” means the First Amendment to this Agreement.
“First Amendment Effective Date” means the date the First Amendment is effective.
“Fiscal Quarter” means each of the quarterly accounting periods of the Borrower, ending on March 31, June 30, September 30 and December 31 of each year.
“Fiscal Year” means each annual accounting period of the Borrower ending on December 31 of each year.
“Fixed Charge Coverage Ratio” means, the ratio, as determined as of the end of each Fiscal Quarter of the Borrower, of (a) Consolidated EBITDA minus Maintenance Capital Expenditures to (b) Fixed Charges, all as calculated for the most recently ended four Fiscal Quarters of the Borrower and its Subsidiaries on a consolidated basis.
“Fixed Charges” means, the sum, as determined as of the end of each Fiscal Quarter of the Borrower, without duplication, of (a) scheduled principal payments on Indebtedness (other than voluntary or mandatory prepayments of such Indebtedness or payment of such Indebtedness at the maturity thereof), including without limitation Capital Lease Obligation, (b) cash Consolidated Interest Expense, (c) any expense for taxes paid in cash, and (d) cash Restricted Payments under Section 6.06(g), (h), (i) and (k), all as calculated for the most recently ended four Fiscal Quarters of the Borrower and its Subsidiaries on a consolidated basis.

“Flood Laws” has the meaning assigned to such term in Section 8.10.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR, or Alternate Base Rate, as applicable. As of the Third Amendment Effective Date, the Floor with respect to the Adjusted Term SOFR Rate or Adjusted Daily Simple SOFR is zero and the Floor with respect to the Alternate Base Rate is 1.00%.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary that is incorporated, organized or formed under the laws of any jurisdiction other than the U.S., any State thereof or the District of Columbia.
“Fourth Amendment” means the Fourth Amendment to Amended and Restated Credit Agreement, dated as of September 29, 2022, by and among the Borrower, the Lenders party thereto and the Administrative Agent.
“Fourth Amendment Effective Date” has the meaning given to such term in the Fourth Amendment.
“GAAP” means generally accepted accounting principles in the U.S.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase

of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means the Borrower and each existing and future Subsidiary required to be a Guarantor under Section 5.09, but excluding any Excluded Subsidiary.
“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.
“Holdco Entity” means each direct or indirect parent (or co-parent) of the Borrower (including the Permitted SPAC).
“Immaterial Subsidiary” means a Subsidiary of the Borrower for which (a) the assets of such Subsidiary (after giving effect to intercompany eliminations) constitute less than or equal to ten percent (10%) of the total assets of the Loan Parties on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to ten percent (10%) of the total assets of the Loan Parties on a consolidated basis, and (b) the revenues of such Subsidiary (after giving effect to intercompany eliminations) account for less than or equal to ten percent (10%) of the total revenues of the Loan Parties on a consolidated basis and collectively with all Immaterial Subsidiaries, less than or equal to ten percent (10%) of the total revenues of the Loan Parties on a consolidated basis.
“Indebtedness” of any Person means, without duplication, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than (1) trade payables, accrued expenses, accruals for payroll or similar expenses and accrued expenses of such Person’s business operations (including on an intercompany basis), (2) purchase price holdbacks in respect of the portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller or to satisfy any liabilities, (3) any earnout obligation until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP, (4) any such obligations under ERISA, (5) prepaid and deferred revenue arising in the ordinary course of business, (6) purchase price and working capital adjustments (other than earn-outs or similar deferred consideration described above in clause (3)) and (7) customer deposits and prepaid items), (d)  all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that if such Person has not assumed such Indebtedness, then the amount of Indebtedness of such Person shall be equal to the lesser of the amount of the Indebtedness secured by such assets and the fair market value of the assets of such Person that secure such Indebtedness as reasonably determined by the Borrower, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such

Person, (g) the maximum face amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), as reduced from time to time, (h) all Disqualified Equity Interests, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, accounts receivable securitization program, off-balance sheet loan or similar off-balance sheet financing product, based on the amount that would be deemed outstanding thereunder if such transaction was structured as a secured financing on balance sheet, (j) as an account party in respect of letters of credit and similar agreements (including bank guarantees), (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) obligations under any earnout which has become a liability on the balance sheet, (m) any other off-balance sheet liability, and (n) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, (x) intercompany advances in the ordinary course in respect of operating costs (such as cash management obligations, royalty fees, “cost-plus” arrangements and/or transfer pricing) shall not constitute Indebtedness and (y) obligations which would otherwise constitute Indebtedness but which have been cash collateralized or amounts for the repayment thereof placed in escrow shall not constitute Indebtedness to the extent of such cash collateral or escrowed amounts.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(c).
“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07(c).
“Interest Payment Date” means (a) with respect to any ABR Loan and any Swingline Loan, the last day of each applicable calendar quarter and (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months duration, each day prior to the last day of such Interest Period that occurs at intervals of three months duration after the first day of such Interest Period.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest

Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Charge” has the meaning assigned to such term in Section 9.15.
“Investment” has the meaning assigned to such term in Section 6.04.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Issuing Bank” means, individually and collectively, each of JPMCB in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“LC Collateral Account” has the meaning assigned to such term in Section 2.05(j).
“LCT Election” has the meaning specified in Section 1.08.
“LCT Test Date” has the meaning specified in Section 1.08.
“Lender Addition and Acknowledgement Agreement” means an agreement adding a Lender to this Agreement under Section 2.08(e) in form and substance satisfactory to the Administrative Agent.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Section 2.08, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) any preference, priority or other preferential arrangement of any kind in the nature of security.
“Limited Condition Transaction” means (a) any acquisition or Investment (whether by merger, amalgamation, consolidation or other business combination or the acquisition of the Equity Interests or otherwise) by the Borrower or one or more Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, and/or (c) any declaration of dividends or distributions, or redemptions with respect to any Equity Interest in the Borrower or any Subsidiary not prohibited by this Agreement, requiring irrevocable notice in advance thereof.
“Limited Condition Transaction Incremental Loan” has the meaning assigned to such term in Section 2.08.
“LLC Agreements” means, collectively, the operating agreement of the Borrower and all other agreements among the Borrower and/or members of the Borrower governing the business and operations of the Borrower, distributions of the Borrower to its members, allocations among its members and other similar matters with respect to the Borrower or its membership interests.
“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, each Letter of Credit agreement, each Collateral Document, each Subsidiary Guaranty, Compliance Certificate, each Subordination Agreement, and each other agreement, instrument and document executed and delivered to, or in favor of, the Administrative Agent or any Lender and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby which, in each case, is designated as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto.
“Loan Parties” means the Borrower and the Guarantors.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.

“Maintenance Capital Expenditures” means all Capital Expenditures that relate solely to replacement and refurbishment of existing fixed or capital assets of any Person but not including any Capital Expenditure (a) associated with improvements or upgrades to fixed or capital assets or (b)(i) funded with Equity Interests or the proceeds of the issuance of Equity Interests that are not Disqualified Equity Interests or (ii) funded or reimbursed by a Person other than the Borrower or its Subsidiaries (including with the proceeds of any insurance and tenant improvements).
“Markel” means Markel Corporation, a corporation incorporated under the laws of the State of Virginia.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Master Alliance Agreement” means, collectively, the (a) Third Amended and Restated Master Alliance Agreement, dated June 20, 2019, between the Borrower and Markel and (b) Master Alliance Agreement, dated December 28, 2020, between the Borrower and State Farm Mutual Automobile Insurance Company.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or results of operation of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their payment obligations under any of the Loan Documents, (c) the Collateral, taken as a whole, or (d) the rights and remedies, taken as a whole, available to the Lenders under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Secured Obligations) of any one or more of the Loan Parties in an aggregate principal amount outstanding exceeding $5,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time (after giving effect to netting arrangements).
“Maximum Rate” has the meaning assigned to such term in Section 9.17.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgage” means each mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Secured Parties, on real property owned by a Loan Party (other than Excluded Property), whether delivered in connection with the Existing Credit Agreement or this Agreement at any time.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA. “NYFRB” means the Federal Reserve Bank of New York.
“Net Leverage Ratio” means, at any time, the ratio of (a) Consolidated Net Indebtedness at such time to (b) Consolidated EBITDA, as calculated for the four most recently ended Fiscal Quarters.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate”

means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees, expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any Indemnitee, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred, in each case, under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Paid in Full” or “Payment in Full” means (i) the payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or a back-up standby letter of credit reasonably satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 105% of the LC Exposure as of the date of such payment), (iii) the payment in full in cash of the accrued and unpaid fees, (iv) the payment in full in cash of all reimbursable expenses and other Obligations (other than Obligations that are Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon (if any) and (v) the termination of all Commitments.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Payment” has the meaning assigned to such term in Section 8.06(c).
“Payment Notice” has the meaning assigned to such term in Section 8.06(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means an Acquisition by any Loan Party or any Subsidiary in a transaction that satisfies each of the following requirements:
(29)such Acquisition is not a hostile or contested acquisition;
(1)the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the business in which any Loan Party or subsidiary is engaged on the Effective Date or any business activities that are reasonably similar, related, ancillary, complimentary or incidental thereto or a reasonable extension, development or expansion thereof; and
(2)subject to Section 1.08, both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Lenders have been notified in writing by the Loan Parties that any representation or warranty is not correct and the Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default exists, will exist, or would result therefrom, and the Borrower is in compliance with the covenants set forth in Section 6.13 on a Pro Forma Basis.
(3)as soon as available, but not less than five (5) days (or such shorter period as may be agreed to by the Administrative Agent) prior to such Acquisition, the Borrower has provided the Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent, in each case, to the extent otherwise available to the Borrower;
(4)both before and after giving effect to such Acquisition, the Borrower was and will be able to borrow at least $5,000,000 of additional Loans;
(5)prior to the closing of any such Acquisition which has a value in excess of $10,000,000, the Borrower shall provide such pro forma financial statements and certificates and copies of the material documents being executed or delivered in connection with such Acquisition as may be reasonably requested by the Administrative Agent; and
(6)if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U.
“Permitted Encumbrances” means:

(30)Liens imposed by law for taxes, fees, assessments or other governmental charges or levies that are (i) not required to be paid under Section 5.04 or (ii) being contested in compliance with Section 5.04;
(9)carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that (i) are not overdue by more than forty-five (45) days or (ii) are being contested in compliance with Section 5.04;
(10)pledges or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clause (i) above;
(11)deposits or pledges (i) to secure the performance of bids, tenders, licenses, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (ii) made in lieu of, or to secure the performance of, surety, customs, reclamation or performance bonds or (iii) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) and (ii) above or described in Section 6.01(i) or 6.01(o);
(12)judgment Liens in respect of judgments and other proceedings that do not constitute an Event of Default under clause (k) of Section 7.01 and pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect of such judgments and proceedings;
(13)easements, zoning restrictions, building codes, licenses, title restrictions, rights-of-way and similar encumbrances, including any restrictions, laws, ordinances, rules, regulations, orders or determinations, on real property imposed by law or incurred or granted by the Borrower or any Subsidiary in the ordinary course of business that do not secure any material monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary in any material respect;
(14)minor imperfections in title that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary in any material respect;
(15)Liens in favor of collecting banks arising by operation of law pursuant to Article 4 of the UCC;
(16)any interest or title of a lessor or sublessor (including any mortgagee thereof) or licensor or sublicensor under any lease, sublease, license or sublicense permitted by this Agreement;
(17)Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;
(18)licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any Subsidiaries taken as a whole or materially diminishing the value of the Collateral taken as a whole (and not securing obligations for the payment of borrowed money);

(19)Liens (including the right of setoff or similar rights and remedies) in favor of (i) a bank, depository institution or securities intermediary arising as a matter of law or under customary general terms and conditions encumbering deposits and other funds maintained in deposit or securities accounts (and not securing obligations for the payment of borrowed money) and (ii) any Person providing Banking Services;
(20)Liens on any cash and Permitted Investment earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement entered into with respect to (i) a Permitted Acquisition or (ii) any other Investment permitted under Section 6.04; and
(21)Liens on (i) the Equity Interests of, and property owned by, any Subsidiary that is not a Loan Party securing Indebtedness and other liabilities of such Subsidiary and guarantees of the Indebtedness or other liabilities of such Person permitted hereunder and (ii) the Equity Interests of any joint venture entity in the form of a transfer restriction, purchase option, call, right of first refusal, tag and drag or similar right in connection with a joint venture.
“Permitted Holders” means:
(31)prior to a Qualified Public Offering, (i) McKeel O. Hagerty, his siblings (whether natural or adopted), their respective lineal descendants (whether natural or adopted), any of their spouses, former spouses, domestic partners or former domestic partners (collectively, the “Hagerty Family Members”), (ii) Affiliates of the Hagerty Family Members, (iii) any estate, trust, guardianship, custodianship, or other fiduciary arrangement for the primary benefit of one or more Hagerty Family Members and (iv) any Qualified Charitable Organization; and
(32)after a Qualified Public Offering, (i) the Persons set forth in clause (a) above, (ii) Markel, (iii) any Holdco Entity, or (iv) any Affiliate of any of the Persons set forth in clause (a), Markel or Holdco Entity which is Controlled by either the Persons set forth in clause (a), Markel or Holdco Entity.
“Permitted Intercompany Activities” means any transactions (A) between or among the Borrower and its subsidiaries that are entered into in the ordinary course of business of the Borrower and its subsidiaries and, in the good faith judgment of the Borrower are necessary or advisable in connection with the ownership or operation of the business of the Borrower and its subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements, (ii) management, technology and licensing arrangements and (iii) customer loyalty and rewards programs or (B) between or among the Borrower, its subsidiaries and any captive insurance subsidiaries, in each case of this clause (B) which are provided in writing to Administrative Agent as of the Third Amendment Effective Date.
“Permitted Investments” means:
(10)direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two (2) years from the date of acquisition;
(33)time deposit accounts, certificates of deposit, overnight bank deposits and money market deposits maturing within one (1) year of the date of acquisition thereof issued by a Lender that is a bank or trust company, or by any bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of U.S. $250,000,000 or whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one (1) nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);
(34)repurchase obligations with a term of not more than one (1) year for underlying securities of the types described in clause (a) above entered into with a Lender that is a bank, or with any bank meeting the qualifications described in clause (b) above;
(35)commercial paper, maturing not more than one (1) year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;
(36)securities with maturities of two (2) years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;
(37)shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;
(38)money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S. $250,000,000;
(39)debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, and (ii) investments in any fund that invests exclusively in investments of the type described in the foregoing clause (i), which fund may also hold immaterial amounts of cash pending investment or distribution; and
(40)other investments consistent with the Borrower’s cash management and investment practices approved in writing by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed).
In the case of Investments by (x) any Foreign Subsidiary (but which may include Investments made indirectly by the Borrower or any Domestic Subsidiary), Permitted Investments shall also include investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) the Borrower or any other subsidiary, other currencies, to the extent obtained by the Borrower or applicable subsidiary in the ordinary course of operations or for the purpose of consummating transactions otherwise permitted hereunder, and other short-term investments utilized by the Borrower or such subsidiary in the ordinary course of business and in accordance with normal investment practices for cash management in investments substantially similar to the foregoing investments in clauses (a) through (h) above.
“Permitted Joint Venture” means any joint venture (which may be in the form of any corporation, limited liability company or other Person) in which the Borrower or any of its Subsidiaries holds Equity Interests or otherwise participates or invests but does not hold all of the Equity Interests (exclusive of director holding qualifying shares in accordance with applicable law); provided, however, that (a) the investors or participants in such joint venture participate in such joint venture on substantially the same (or less favorable) terms as the Borrower or such Subsidiary, (b) the Administrative Agent has a valid, perfected, first priority security interest in the Equity Interests or other interests in such joint venture held by the Borrower or any of its Domestic Subsidiaries except where (i) the governing documents of such joint venture prohibit such a security interest to be granted to secure the Obligations or (ii) such joint venture has incurred non-recourse Indebtedness the terms of which either (x) require security interests in such Equity Interests or other interests to be granted to secure such non-recourse Indebtedness or (y) prohibit such a security interest to be granted to the Lenders, and (c) no Loan Party shall, pursuant to such joint venture, be under any obligation to make equity investments in, make loans or advances to, incur Guaranty Obligations with respect to, or make any other investment in, that would be in violation of any provision of this Agreement as of the date of entering into such commitment.
“Permitted LLC Distributions” means, (a) for so long as the Borrower is a limited liability company or substantially similar pass-through entity for Federal income tax purposes, distributions in an amount up to the Tax Distribution Amounts and (b) on and after the Permitted SPAC Transactions Effective Date, distributions by the Borrower in respect of payments required under the Tax Receivable Agreement.
“Permitted Refinancing Indebtedness” means Refinancing Indebtedness that satisfies the Refinancing Indebtedness Requirements.
“Permitted Reinsurance Subsidiary Dividends” means, at any time, the amount of cash dividends the Reinsurance Subsidiary is legally and contractually permitted to make, without the consent of any third party of governmental entity, to a Loan Party as of such time.
“Permitted SPAC” means Aldel Financial Inc., a Delaware corporation and a special purpose acquisition company.
“Permitted SPAC Agreement” means that certain Business Combination Agreement dated August 17, 2021 by and among the Permitted SPAC, Aldel Merger Sub LLC, a Delaware limited liability company and the Borrower (together with all schedules, exhibits and annexes thereto).
“Permitted SPAC Transaction” means the transactions contemplated by the Permitted SPAC Transaction Documents so long as: (a) as of the Permitted SPAC Transaction Effective Date, no Specified Event of Default shall have occurred and be continuing or shall occur as a result thereof and (b) the Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, with respect to the Loan Parties, together with any other information reasonably requested by the Administrative Agent in writing at least ten (10) calendar days (or such shorter period as may be agreed by the Administrative Agent) prior to the proposed closing date.
“Permitted SPAC Transaction Documents” means the Permitted SPAC Agreement and the other “Transaction Documents” (as defined in the Permitted SPAC Agreement).
“Permitted SPAC Transaction Effective Date” means the date the Permitted SPAC Transaction is consummated.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis”, “pro forma” or “pro forma effect” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to such Pro Forma Transaction in the manner contemplated in the definition of Consolidated EBITDA as if such Pro Forma Transaction had occurred on the first day of the applicable four-Fiscal Quarter reference period (such pro forma calculations shall be determined in accordance with Section 1.09).
“Pro Forma Transaction” means (a) any Permitted Acquisition or similar Investment, (b) the Permitted SPAC Transaction, (c) any Disposition of all or substantially all of the assets or Equity Interests of any subsidiary of the Borrower or the disposition of any business unit, line of business or division of the Borrower or any subsidiary of the Borrower, (d) to the extent required to be given pro forma effect other than by Section 1.09, any incurrence or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes), and/or (e) any other transaction or event that by the terms of the Loan Documents specifies pro forma compliance with test or covenant hereunder or requires any test, covenant or other transaction or event to be calculated on a Pro Forma Basis, pro forma basis, pro forma compliance, or similar variation, in each case together with each other transaction relating or incidental thereto and consummated in connection therewith.
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” means (i) Charges associated with, or in anticipation of, or preparation for (A) any initial public offering (or any initial public offering proposed and not consummated) of any Holdco Entity and (B) compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, and (ii) Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and any similar Requirements of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchanges applicable to companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation or other costs to the extent attributable to being a public company, officer and director fee and expense reimbursement to the extent attributable to being a public company, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders associated with being a public company, directors’ and officers’ insurance and other legal and other professional fees, listing fees and other costs and/or expenses associated with being a public company.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 9.19.
“Qualified Charitable Organization” means, with respect to any Hagerty Family Member, a charitable organization that (a) is in existence as an organization or trust, gifts to which qualify for federal tax charitable deductions under all of Section 170(c) and 2055(a) of the Code and (b) to which such Hagerty Family Member transfers shares of the Borrower or for the sole benefit of which such Hagerty Family Member transfers shares of the Borrower into a trust.
“Qualified Equity Interests” means Equity Interests that are not Disqualified Equity Interests.
“Qualified Public Offering” means the issuance by the Borrower or any Holdco Entity thereof of its common Equity Interests in an underwritten initial public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering) that results in the Borrower or any Holdco Entity receiving net proceeds as contributions (including the Permitted SPAC Transaction).
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four (4) Business Days prior to such setting, or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinanced Indebtedness” means the applicable Indebtedness being exchanged, extended, renewed, replaced, redeemed, repurchased, defeased, restructured, repaid or refunded by Refinancing Indebtedness.
    “Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained in exchange for, or to extend, renew, replace, redeem, repurchase, defease, restructuring, repay or refund (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), either by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or after the original instrument giving rise to such Indebtedness has been terminated and including, by entering into any new credit agreement, loan agreement, note purchase agreement, indenture or other agreement) any Refinanced Indebtedness, or the net proceeds of which are incurred for the purpose of extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, restructuring, repaying or refunding such Refinanced Indebtedness (or amending or modifying such Refinanced Indebtedness to effectuate any of the foregoing).
“Refinancing Indebtedness Requirements” means, with respect to any Refinancing Indebtedness, the following requirements:

(22)such Refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Indebtedness except by an amount equal to unpaid accrued interest and premium (including tender premium), make-whole amounts or penalties thereon, defeasance costs, underwriting discounts and other reasonable amounts paid and fees, commissions and expenses (including upfront fees, original issue discount and initial yield payments) incurred in connection with the incurrence of such Refinancing Indebtedness and an amount equal to any existing commitments unutilized under such Refinanced Indebtedness and any additional Indebtedness concurrently with such Refinancing Indebtedness pursuant to a separate exception under Section 6.01;
(23)such Indebtedness shall have (i) pricing (including interest, fees and premiums), optional prepayment and redemption terms as may be agreed to by the Borrower and the lenders party thereto and (ii) subordination terms (if any) no less favorable in any material respect to the obligor thereunder than the subordination terms applicable to the original Indebtedness;
(41)any Liens securing such Refinancing Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary (other than property subject to the Liens being refinanced or as permitted under Section 6.02 (and improvements thereon and the proceeds and products thereof));
(42)no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Refinanced Indebtedness is required to become obligated with respect to such Refinancing Indebtedness, except to the extent otherwise permitted under Article VI; and
(1)such Refinanced Indebtedness shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Refinancing Indebtedness is issued, incurred or obtained.
“Register” has the meaning set forth in Section 9.04(b).
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Reinsurance Subsidiary” means Hagerty Reinsurance Limited, a Bermuda Class 3A Reinsurance Company and a wholly-owned Subsidiary of the Borrower.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any Hazardous Material into the environment.

“Relevant Governmental Body” means the Federal Reserve Board, the NYFRB and/or the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board, the NYFRB and/or the CME Term SOFR Administrator or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.
“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent subject to the terms of this Agreement.
“Required Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Commitments at such time; provided that, at any time there are two or more Lenders (with any Lenders that are Affiliates constituting one Lender for purposes of this definition) Required Lenders shall also require at least two Lenders.
“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests (including any option, warrant or other right to acquire any such Equity Interests in the Borrower) in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower.
“Revolving Credit Maturity Date” means the earlier of (a) the date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof or (b) the date that is five years after the Third Amendment Effective Date, provided that, if agreed to by all Lenders in their sole discretion, the Lenders may extend the Revolving Credit Maturity Date by one year on an annual basis, and if any Lender or Lenders do not agree to so extend at any time, the remaining Lenders can agree to extend the Revolving Credit Maturity Date pursuant to an amendment hereto reasonably satisfactory to all parties and providing for such extension and the payoff and elimination of such Lender or Lenders that are not agreeing to so extend the Revolving Credit Maturity Date.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the OFAC or the U.S. Department of State, or (b) to the extent applicable, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission of the U.S.
“Secured Obligations” means, collectively, (i) the Obligations, (ii) the Banking Services Obligations, and (iii) the Swap Obligations owing to one or more Lenders or their respective Affiliates; and provided however that the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support) any Excluded Swap Obligations of such Guarantor for the purposes of determining any obligation of any Guarantor.
“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Banking Services Obligations, (e) each Lender and Affiliate of such Lender in respect of Swap Obligations entered into with such Person by the Borrower or any Subsidiary, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.
“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement (including any and all supplements thereto), dated as of the Third Amendment Effective Date, among the Loan Parties and the Administrative Agent, and any other pledge or security agreement entered into after the Third Amendment Effective Date, by any other Loan Party or any other Person (in each case, as required by this Agreement or any other Loan Document) for the benefit of the Administrative Agent and the other Secured Parties.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Specified Event of Default” means an event with respect to the Borrower described in clause (a), (b), (h) or (i) of Section 7.01.
“Statements” has the meaning assigned to such term in Section 2.17(g).
“Subordinated Debt” means any Indebtedness and other obligations of the Loan Parties the payment and priority of which is subordinated to payment of the Secured Obligations, with customary payment blockage and other provisions, that does not have any principal payments due earlier than the date which is one-hundred and eighty (180) days after the Revolving Credit Maturity Date, and the terms and conditions of which are otherwise reasonably satisfactory to the Administrative Agent, and which are subject to a Subordination Agreement.
“Subordinated Debt Documents” means any document, agreement or instrument evidencing any Subordinated Debt or entered into in connection with any Subordinated Debt (other than any Loan Document).
“Subordination Agreements” means, collectively, all present and future subordination agreements between the Administrative Agent, the Loan Parties and the holders of any Subordinated Debt with respect to Subordinated Debt in form and substance reasonably satisfactory to the Administrative Agent.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Borrower; provided that Permitted Joint Ventures shall not be considered Subsidiaries for purposes of this Agreement, except to the extent as contemplated under clause (c)(iii) of the definition of Consolidated EBITDA.
“Subsidiary Guaranty” means that certain Amended and Restated Guaranty Agreement (including any and all supplements thereto), dated as of the Third Amendment Effective Date, among the Guarantors and the Administrative Agent, and any other guaranty agreements from any Guarantor as are requested by the Administrative Agent and its counsel.
“Supported QFC” has the meaning assigned to such term in Section 9.19.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender of an Affiliate of a Lender.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender as well.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Tax Distribution Amount” means (i) an amount, as determined in good faith by Borrower, equal to aggregate federal, state, local, and non-U.S. Taxes payable by direct or indirect holders of Equity Interests in Borrower on the taxable income attributable to Borrower or any of its direct or indirect subsidiaries, assuming the applicability of the highest marginal federal, state, local and non-U.S. income Tax rates, and payable as and when such tax liability is due and payable and (ii) any aggregate federal, state, local and non-U.S. Tax obligations payable by a Holdco Entity.
“Tax Receivable Agreement” means the tax receivable agreement entered into pursuant to the Permitted SPAC Transaction Documents in substantially the form attached as Exhibit F to the Permitted SPAC Agreement or with such amendments or modifications thereto that are not materially adverse to the Lenders.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR; provided that if the Term SOFR Reference Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day. “Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Third Amendment” means the Third Amendment to Amended and Restated Credit Agreement, dated as of October 27, 2021, by and among the Borrower, the Lenders party thereto and the Administrative Agent.
“Third Amendment Effective Date” has the meaning given to such term in the Third Amendment.
“Trade Date” shall have the meaning assigned to it in Section 9.04(e).
“Transaction Costs” means all fees, premiums, expenses and other transaction costs incurred or payable by the Borrower or any other Subsidiary in connection with the Permitted SPAC Transaction and the transactions contemplated by the Third Amendment.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR or the Alternate Base Rate.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Cash” means, at any date, 100% of the unrestricted cash owned by the Borrower and its Domestic Subsidiaries in which the Administrative Agent has a first priority, perfected security interest pursuant to the Collateral Documents. “Unrestricted Cash” shall not include any cash held by the Borrower or any of its Subsidiaries in escrow, trust or other fiduciary capacity for or on behalf of any Person or subject to any other restriction.

“U.S.” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” has the meaning assigned to such term in Section 9.21.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.0b.Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “RFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark

Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “RFR Revolving Borrowing”).
SECTION 1.0c.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law”, as applied to any Person, shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law) and all judgments, orders and decrees of all Governmental Authorities, in each case applicable to such Person or its properties. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.0d.Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith (which amendment shall be made without the payment of a fee, other than legal expenses required to be reimbursed by the Loan Parties pursuant to Section 9.03(a)). Notwithstanding anything in this Agreement, in any financial statements of the Borrower and its Subsidiaries or in GAAP to the contrary, for purposes of calculating and determining compliance with the financial covenants in Section 6.13 and determining the Applicable Margin, including defined terms used therein, the Reinsurance Subsidiary shall not be consolidated with the Borrower and its other Subsidiaries and the Reinsurance Subsidiary shall be excluded therefrom. Notwithstanding anything to the contrary contained in this Section 1.04 or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease (whether entered into prior to the Third Amendment Effective Date or thereafter), and all calculations of any restriction, basket, covenant or carveout and deliverables (other than financial statements) under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith. Notwithstanding anything to the contrary in this Agreement, the allowance of any transaction under this Agreement upon the absence of any Specified Event of Default shall not be deemed to waive on behalf of any Credit Party or any their respective Affiliates any rights or remedies which may otherwise be available to any Credit Party or any their respective Affiliates under the Loan Documents due to any other Default hereunder.
SECTION 1.0e.Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service..
SECTION 1.0f.Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and except to the extent provided for in clause (ii) of the definition of Payment in Full, the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
SECTION 1.0g.Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.0h.Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:
(24)determining compliance with any provision of this Agreement (other than Section 6.13) that requires the calculation of the Net Leverage Ratio or the Fixed Charge Coverage Ratio,
(25)determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default) for all purposes other than Section 4.02 (but subject to Section 2.08), or
(26)testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA), the date of determination of whether any such actions and transactions are permitted hereunder shall, in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or, in respect of any transaction described in clauses (b) and (c) of the definition of Limited Condition Transaction, delivery of irrevocable notice, declaration of dividend or similar event (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with; provided that each such Limited Condition Transaction shall be consummated within one-hundred and eighty (180) days of such LCT Test Date.
For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; provided, however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios (excluding, for the avoidance of doubt, any ratio contained in Section 6.13) or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (or, if applicable, the irrevocable notice, declaration of dividend or similar event is terminated or expires), any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence of indebtedness and the use of proceeds thereof) have been consummated.
SECTION 1.0i.Pro Forma Basis. Notwithstanding anything to the contrary contained herein, but subject to Section 1.08, all financial ratios, tests and measurements, including the Net Leverage Ratio, the Fixed Charge Coverage Ratio, or Consolidated EBITDA (including any component definitions of any of the foregoing) herein or in any Loan Document that are calculated with respect to any period during which any Pro Forma Transaction occurs shall be calculated with respect to such period and each such Pro Forma Transaction on a Pro Forma Basis. Further, if since the beginning of any such period and on or prior to the date of any required calculation of any financial ratio, test or measurement (i) any Pro Forma Transaction has occurred or (ii) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into any Subsidiary or any joint venture since the beginning of such period has consummated any Pro Forma Transaction, then, in each case, any applicable financial ratio, test or measurement shall be calculated on a Pro Forma Basis for such period as if such Pro Forma Transaction had occurred at the beginning of the applicable period. Notwithstanding anything to the contrary contained herein or in any Loan Document, for the purposes of determining compliance with the financial covenant in Section 6.13 and calculating the Net Leverage Ratio for purposes of the definitions of “Applicable Margin” and “Commitment Fee Rate”, any such adjustments shall only include events that occurred during the applicable period of determination.
ARTICLE 2
THE CREDITS
SECTION 1.0j.Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (ii) the total Revolving Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 1.0k.Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.
(27)Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans, RFR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan or shall bear interest at an alternate rate agreed upon by the Borrower and the Swingline Lender. All Revolving Borrowings made under the Existing Credit Agreement and existing as of the Effective Date shall continue as the same Type of Loan with the same Interest Period, if applicable, existing as of the Effective Date. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(28)At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $10,000 and not less than $50,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is not less than an amount required by the Swingline Lender from time to time. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) Term Benchmark Borrowings or RFR Borrowings outstanding.
(29)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested would end after the Revolving Credit Maturity Date.
SECTION 1.0l.Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or telecopy) in a form reasonably acceptable to the Administrative Agent that specifies the information described in clauses (i) through (v) below and signed by a Financial Officer of the Borrower or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, (a)(i) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., eastern time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of an RFR Borrowing, not later than 10:00 a.m., Chicago time five (5) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., eastern time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 9:00 a.m., eastern time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable, unless such Borrowing is expressly conditioned upon the consummation of another transaction, in which case such notice may be revocable if such transaction is not consummated. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
(a)the aggregate amount of the requested Borrowing;
(b)the date of such Borrowing, which shall be a Business Day;
(c)whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing or an RFR Borrowing; and
(d)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(e)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 1.0m.Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, but shall have no obligation, to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $3,000,000, or (ii) the total Revolving Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telecopy or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, not later than 12:00 noon, eastern time, on the day of a proposed Swingline Loan or by such other time and by other procedures as may be agreed upon from time to time between the Borrower and the Swingline Lender. Each such notice shall be irrevocable (unless such Borrowing is expressly conditioned upon the consummation of another transaction, in which case such notice may be revocable if such transaction is not consummated) and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and whether such Swingline Loan shall be an ABR Loan or shall bear interest at an alternate rate agreed upon by the Borrower and the Swingline Lender, and each Swingline Loan shall bear interest at the ABR or at an alternate rate if agreed upon by the Borrower and the Swingline Lender. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower, to the extent the Swingline Lender elects to make such Swingline Loan, by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) on the requested date of such Swingline Loan or by such other procedures as may be agreed upon from time to time between the Borrower and the Swingline Lender.
(30)The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., eastern time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
(31)Upon the making of a Swingline Loan (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage of the Commitment. The Swingline Lender may, at any time, require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Swingline Loan purchased hereunder, such Swingline Loan shall bear interest at the Alternate Base Rate and the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Loan.
SECTION 1.0n.Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. In addition, no letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit shall (x) contain any representations or warranties, covenants or events of default not set forth in this Agreement (and to the extent inconsistent herewith, shall be rendered null and void) and (y) all representations and warranties, covenants and events of default contained therein shall contain standards, qualifications, thresholds and exceptions for materiality or otherwise consistent with this Agreement (and, to the extent inconsistent herewith, shall be deemed to incorporate such standards, qualifications, thresholds and exceptions contained herein without action by any other party).
(1)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit through Electronic Systems, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000, and (ii) the total Revolving Exposures shall not exceed the total Commitments. The Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.
(2)Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or such later date as may be agreed to by the Issuing Bank (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Credit Maturity Date (unless cash collateralized in the manner described in Section 2.05(j)).
(3)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(4)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 10:00 a.m., eastern time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 8:00 a.m., eastern time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 10:00 a.m., eastern time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 8:00 a.m., eastern time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(5)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation with regard to the conversion of foreign currency or otherwise or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect or consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(6)Disbursement Procedures. The Issuing Bank shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or through Electronic System) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(7)Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is due; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section 2.05 to reimburse the Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.
(8)Replacement of the Issuing Bank.
(a)Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Bank, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit then outstanding issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.
(b)Subject to the appointment and acceptance of a successor Issuing Bank reasonably acceptable to the Borrower, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.05(i)(i) above.
(32)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives written notice from the Administrative Agent or the Required Lenders (or Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Defaults have been cured or waived.
(33)Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 1.0o.Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., eastern time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with, and acceptable to, the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(2)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 1.0p.Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Loan Borrowings, which may not be converted or continued.
(34)To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Financial Officer of the Borrower or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the Borrower to elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d).
(35)Each Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:
(a)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(b)the effective date of the Borrowing to be made pursuant to such Interest Election Request, which shall be a Business Day;
(c)whether the resulting Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or an RFR Borrowing; and
(d)if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(9)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(10)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower in writing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing and (B) each RFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 1.0q.Termination and Reduction of Commitments; Increase of Commitments.
(36)Unless previously terminated, all Commitments shall terminate on the Revolving Credit Maturity Date.
(37)The Borrower may at any time terminate the Commitments upon the Payment in Full of the Obligations.
(38)The Borrower may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans, the aggregate Revolving Exposure of all Lenders exceeds the total Commitments.
(39)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08  shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(40)Subject to the conditions set forth below, the Borrower may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the Borrower) prior written notice to the Administrative Agent, increase the Aggregate Commitments from time to time, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)) or by agreeing with an existing Lender that such Lender’s Commitment shall be increased (thus increasing the Aggregate Commitments); provided that:

(a)no Event of Default shall have occurred and be continuing hereunder as of the effective date of such increase (subject, in the case of any Loans being used to finance a Limited Condition Transaction, to Section 1.08);
(b)the representations and warranties made by the Borrower and contained in Article III shall be true and correct in all material respects on and as of the effective date of such increase (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date) (subject, in the case of any Loans being used to finance a Limited Condition Transaction, to Section 1.08);
(c)the amount of such increase in the Aggregate Commitments shall not be less than $5,000,000 (or such other minimum amount agreed to between the Administrative Agent and the Borrower), and the aggregate amount of all such increases in the Aggregate Commitments shall not exceed $50,000,000, or such other amount agreed to between the Required Lenders and Borrower;
(d)The Borrower and the Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and each Borrower;
(e)no existing Lender shall be obligated in any way to increase its Commitment;
(f)the Administrative Agent shall have been provided with a fully executed copy of the amendment in respect of such increase; and
(g)to the extent required, the Administrative Agent shall have received legal opinions, resolutions, and other documents consistent with those delivered by the Borrower to the Administrative Agent on the Third Amendment Effective Date.
Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement Agreement, such existing Lender shall have a Commitment as therein set forth or such other Lender shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any note or notes, if requested, subject to such addition and assumption and the written consent to such addition and assumption, the Administrative Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and the other conditions described in this Section 2.08 have been satisfied: (x) accept such Lender Addition and Acknowledgement Agreement; (y) record the information contained therein in the Register; and (z) give prompt notice thereof to the Lenders and the Borrower and deliver to the Lenders a schedule reflecting the new Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loans and Letter of Credit such that, after giving effect thereto, all Revolving Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The Borrower shall make any payments under Section 2.15 resulting from such assignments. Any reference in this Agreement to Aggregate Commitments means the aggregate Commitments of all Lenders.

Notwithstanding the above, with respect to any increase in the Aggregate Commitments incurred to finance a Limited Condition Transaction (each a “Limited Condition Transaction Incremental Loan”), clause (i) and (ii) of this Section 2.08(e) shall be deemed to have been satisfied so long as (A) as of the date of consummation of the Limited Condition Transaction, no Specified Event of Default shall have occurred and be continuing or would result from the consummation of such Limited Condition Transaction, (B) as of the date of the borrowing of such Limited Condition Transaction Incremental Loan, no Specified Event of Default is in existence immediately before or after giving effect (including on a Pro Forma Basis) to such borrowing and to any concurrent transactions and any substantially concurrent use of proceeds thereof, (C) the representations and warranties set forth in clause (ii) above shall be tested as of the LCT Test Date and be true and correct in all material respects on and as of such LCT Test Date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date), and (D) as of the date of the borrowing of such Limited Condition Transaction Incremental Loan, customary “Sungard” representations and warranties shall be included to the extent reasonably determined by Borrower and the Lenders providing such Limited Condition Transaction Incremental Loan.
SECTION 1.0a.Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earliest of the Revolving Credit Maturity Date, the date three (3) Business Days after demand by the Swingline Lender in its discretion if no Default exists or the demand by the Swingline Lender in its discretion if a Default exists.
(1)If at any time the aggregate Revolving Exposure of all Lenders exceeds the total Commitments, the Borrower shall promptly, and in any event within one (1) Business Day, repay such excess. If any such excess remains after repayment in full of all outstanding Revolving Loans and Swingline Loans, the Borrower shall provide cash collateral for the LC Exposure in the manner set forth herein to the extent required to eliminate such excess.
(2)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(3)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(4)The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that in the event of a conflict between such records and the Register, the Register shall control absent manifest error; and provided further that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(5)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably acceptable to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
j.Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty but subject to breakfunding payments pursuant to Section 2.15, subject to prior notice in accordance with paragraph (b) of this Section 2.10.
(6)The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., eastern time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an RFR Borrowing, not later than five (5) Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., eastern time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., eastern time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments or other transactions as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice or prepayment or termination, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing.
SECTION 1.a.Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate equal to the Applicable Margin per annum on the average daily unused amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Commitments terminate. Accrued commitment fees shall be payable in arrears on the fifteenth (15th) day following such last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(7)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Term Benchmark Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the

Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of calendar quarter shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(8)The Borrower agrees to pay to the Administrative Agent for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(9)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
k.Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan, other than any Swingline Loan for which an alternate interest rate is agreed upon between the Borrower and Swingline Lender, which shall bear interest at such rate) shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(10)The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin. Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Margin.
(11)Notwithstanding the foregoing, upon and during the continuance of an Event of Default, at the election of the Administrative Agent or Required Lenders, upon written notice to the Borrower, the interest rates applicable to Loans and the rate at which fees payable to all Lenders accrue on Letters of Credit shall be increased by 2.0% per annum.
(12)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(13)Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year. In each case, interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Daily Simple SOFR, Daily Simple SOFR, Adjusted Term SOFR Rate, or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 1.a.Alternate Rate of Interest; Illegality.
(14)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if :
(1)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate, as applicable (including, because the Term SOFR Reference Rate is not available or published on a current basis) for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR; or
(2)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing for such Interest Period or (B) at any time, the Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) be repaid or converted into an ABR Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.13(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR also is the subject of Section 2.13(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

(15) Notwithstanding anything to the contrary herein or in any other Loan Document, (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.13), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.
(16)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(17)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(18)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(19)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted (1) any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event or (2) any such request for an RFR Borrowing into a request for an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Loan so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan.
l.Increased Costs. (a) If any Change in Law shall:
(a)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate) or the Issuing Bank; or
(b)impose on any Lender or the Issuing Bank or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered. For the avoidance of doubt, this Section 2.14 shall not apply to Taxes, which shall be governed exclusively by Section 2.16.
(1)If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes which, for the avoidance of doubt, are covered by Section 2.16 (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(2)A certificate in reasonable detail of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(3)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
m.Break Funding Payments.
(20)With respect to Loans that are not RFR Loans, in the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(d) and is revoked in accordance therewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate in reasonable detail of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(21)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
SECTION 1.a.Withholding Taxes; Gross Up.
(22)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(23)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(24)Evidence of Payment. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent either of (i) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or (ii) other evidence of such payment reasonably satisfactory to the Administrative Agent.
(25)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent, or Lender, as applicable, will use reasonable efforts to cooperate with the Borrower’s efforts to obtain a refund of such Taxes (which if successful shall be repaid to Borrower in accordance with Section 2.16(g)). A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(26)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within twenty (20) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(27)Status of Lenders.
(a)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(i)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W 9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(iii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(iv)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(1)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (or credit in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund or credit had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(2)Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).
(3)Defined Terms. For purposes of this Section 2.16, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 1.a.Payments Generally; Allocation of Proceeds; Sharing of Set-offs.  (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., eastern time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such office designated by the Administrative Agent, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise set forth in the definition of “Interest Period”, if any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(28)Any proceeds of Collateral or payments on Subsidiary Guaranties received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.09(b)) or (ii) after an Event of Default has occurred and is continuing and the

Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower (other than in connection with Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Swap Obligations), third, to pay interest then due and payable on the Loans and the Letters of Credit ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably, to pay an amount to the Administrative Agent equal to the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations and to payment of any amounts owing with respect to Swap Obligations and Banking Services Obligations (all such amounts under this “fourth” item being applied ratably in accordance with all such amounts due), fifth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender or any of their Affiliates, and sixth, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless an Event of Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Term Benchmark Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.15. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. Notwithstanding the foregoing, Secured Obligations arising under Banking Services Obligations or Swap Obligations shall be excluded from the application described above and paid in clause fifth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements in accordance with Section 2.21.
(29)At the request of the Borrower, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses, and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder.
(30)If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(31)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(32)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(c) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(33)The Administrative Agent may from time to time provide the Borrower with account statements or invoices with respect to any of the Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations. If the Borrower pays the full amount indicated on a Statement on or before the later of the due date indicated on such Statement and the date required under this Agreement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.
n.Mitigation Obligations; Replacement of Lenders.
(34)If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(35)If (i) any Lender requests compensation under Section 2.14 or 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender) pursuant to Section 2.16, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender shall become a Non-consenting Lender (as defined below), then the Borrower may, at its sole expense and effort, upon notice to such

Lender and the Administrative Agent, (x) terminate the applicable Commitments of such Lender and repay the outstanding principal of its Loans of the relevant Class or Classes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder as of such termination date or (y) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.14, 2.15 or 2.16) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent (to the extent the consent of the Administrative Agent would be required under Section 9.04 and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation (and such termination repayment shall not occur) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment, delegation, termination and repayment cease to apply (in the case of a termination and repayment, prior to the date fixed in the applicable notice to such lender for such termination and repayment). Each party hereto agrees that (1) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable assigning Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto. In the event that (i) the Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any other modification thereto, (ii) the consent, waiver or other modification in question requires the agreement of all Lenders (or, all directly and adversely affected Lenders or any other Class or group of Lenders other than Required Lenders (or other applicable majority) in accordance with the terms of Section 9.02) and (iii) the Required Lenders (or, in the case of any Class voting, the holders of a majority of the outstanding Loans and unused Commitments in respect of such Class) have agreed to such consent, waiver or other modification, then any Lender who does not agree to such consent, waiver or other modification shall be deemed a “ Non-consenting Lender ”.
SECTION 1.b.Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(36)fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);
(37)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.17(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section 2.19; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.19; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(38)such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;
(39)if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(a)all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Commitment;
(b)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(c)if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(d)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(e)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(40)so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(d), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(d)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other

Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 1.b.Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
SECTION 1.c.Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party, shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Obligations of such Loan Party or Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.17(b), such Banking Services Obligations and/or Swap Obligations will be placed. For the avoidance of doubt, so long as JPMCB or its Affiliate is the Administrative Agent, neither JPMCB nor any of its Affiliates providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall be required to provide any notice described in this Section 2.21 in respect of such Banking Services or Swap Agreements.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
SECTION 1.0r.Organization; Powers. Each of the Loan Parties (a) is duly incorporated, organized or formed, as applicable, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in (to the extent such concept is applicable in the relevant jurisdiction), every jurisdiction where such qualification is required except, in each case referred to in clauses (a) (other than with respect to the Borrower), (b) and (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 1.0s.Authorization; Enforceability. The Transactions are within the Borrower’s limited liability company powers and have been duly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 1.0t.Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Collateral Documents and (iii) immaterial consents, approvals, registrations, filing or other actions, (b) will not violate any Requirement of Law or regulation or the charter, by-laws or other organizational documents applicable to the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries (unless such payment is de-minimis and not restricted hereunder), and (d) other than pursuant to the Collateral Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries except, where such violations or defaults referred to in clauses (b) and (c), individually, or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
SECTION 1.0u.Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders consolidated balance sheet and statements of income, stockholders equity and cash flows for Borrower (i) as of and for the Fiscal Year ended December 31, 2020, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter ended June 30, 2021 and the portion of the Fiscal Year ended June 30, 2021 internally prepared by the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(1)Since December 31, 2020, there has been no material adverse change in the business, assets, financial condition or results of operation of the Borrower and its Subsidiaries, taken as a whole.
SECTION 1.0v.Properties. (a) Each of the Loan Parties has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest could not reasonably be expected to result in a Material Adverse Effect.
(1)Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each of the Loan Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material or necessary to its business and (ii) to the knowledge of the Borrower, the use thereof by the Loan Parties does not infringe upon the rights of any other Person.
(2)As of the Fourth Amendment Effective Date, all Domestic Subsidiaries that are required to execute Subsidiary Guaranties, all other Subsidiaries and all Permitted Joint Ventures are listed on Schedule 3.05.
SECTION 1.0w.Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that, as of the Third Amendment Effective Date, involve any of the Loan Documents or the Transactions to be consummated in connection with the Third Amendment.
(1)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 1.0x.Compliance with Laws and Agreements. Each of the Loan Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 1.0y.Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 1.0z.Taxes. Each of the Loan Parties has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes not overdue for more than thirty (30) days or, if more than thirty (30) days overdue, that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes.
j.ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan in any material respect.
k.Disclosure. (a) As of the Third Amendment Effective Date, none of the written reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender (other than information of a general economic or industry specific nature, projected financial information or other forward looking information) in connection with the negotiation of the Third Amendment or any other Loan Document executed in connection therewith (as modified or supplemented by other information so furnished), individually or when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that projections may vary from actual results and that such variances may be material).

(1)As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 1.c.Solvency. As of the Third Amendment Effective Date, (a) the fair value of the aggregate of all assets of the Borrower and its Subsidiaries, taken as a whole, will exceed the aggregate amount of the debts and liabilities (subordinate, contingent or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, (subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) the Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct their businesses in which they are engaged as such businesses are now conducted on the Third Amendment Effective Date; (e) no Loan Party is “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) no Loan Party has incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Loan Party or any of its Subsidiaries. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
SECTION 1.d.Security Interest in Collateral. The Collateral Documents are sufficient to create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and, upon the filing of appropriate financing statements, the recordation of the applicable Mortgages and, with respect to any intellectual property, filings in the United States Patent and Trademark Office and the United States Copyright Office, or taking such other action as may be required for perfection under applicable law, such Liens will constitute, to the extent required by the Loan Documents, perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral other than with respect to Liens expressly permitted by Section 6.02, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law (it being understood that subsequent filings and recordings may be necessary to perfect Liens on the Collateral pursuant to Section 5.09).
SECTION 1.e.Labor Disputes. As of the Third Amendment Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened in writing, in each case, (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) are related to labor disputes.
SECTION 1.f.No Default. No Event of Default has occurred and is continuing.
SECTION 1.g.Federal Reserve Regulations. No Loan Party is engaged and will not engage, principally or as one of its important or primary activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used to buy or carry any Margin Stock in violation of or in a manner inconsistent with Regulation U of the Board of Governors of the Federal Reserve. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock.
SECTION 1.h.Subordinated Debt. As of the Fourth Amendment Effective Date, all Subordinated Debt Documents are described on Schedule 3.17 hereto, and there are no other documents, agreements or instruments evidencing or relating to the Subordinated Debt as of the Fourth Amendment Effective Date other than as described on Schedule 3.17 hereto. Complete and accurate copies of all documents, agreements or instruments described on Schedule 3.17 have been delivered to the Administrative Agent on or prior to the Fourth Amendment Effective Date.
SECTION 1.i.Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, its Subsidiaries or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions in any material respect. The foregoing representations in this Section 3.18 will not apply to any party hereto to which Council Regulation (EC) 2271/96 (the “Blocking Regulation”) applies, if and to the extent that such representations are or would be unenforceable by or in respect of that party pursuant to, or would otherwise result in a breach and/or violation of, (i) any provision of the Blocking Regulation (or any law or regulation implementing the Blocking Regulation in any member state of the European Union), (ii) any similar blocking or anti-boycott law in the United Kingdom or (iii) section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes (Außenwirtschaftsverordnung – AWV)) in connection with sections 4 and 19 para (3) no. 1 (a) of the German Foreign Trade Act, or any other comparable anti-boycott law, regulation or statute that is in force from time to time in Germany.
SECTION 1.j.Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
SECTION 1.k.[Reserved].
SECTION 1.l.Plan Assets; Prohibited Transactions. None of the Loan Parties or any of their Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
ARTICLE 4
CONDITIONS

SECTION 1.0aa.Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(1)Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments, lien searches and agreements and other conditions and requirements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the Loan Documents, including without limitation all pledged share certificates and instruments, all surveys, title policies, appraisals and environmental reports, all stock powers and all other agreements, instruments and documents required by the Administrative Agent in connection with the Collateral Documents and other Loan Documents, all in form and substance satisfactory to the Administrative Agent and its counsel.
(2)Financial Statements and Projections. The Lenders shall have received such financial and projections statements as the Administrative Agent may reasonably request (including, without limitation, a detailed description of the assumptions used in preparing such projections).
(3)Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer or other executive officer of the Borrower, on the initial Borrowing date (i) stating that no Default or Event of Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) attaching all LLC Agreements in effect on the Effective Date.
(4)Fees. The Lenders and the Administrative Agent shall have received, substantially concurrently with the effectiveness hereof, all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Effective Date.
(5)Existing Indebtedness. The Borrower, its Subsidiaries and Guarantors shall have paid, concurrently with the initial Loans hereunder, all Indebtedness that is not permitted hereunder and terminate all credit facilities and all liens and security interests relating thereto, all in a manner satisfactory to the Administrative Agent and its counsel.
(6)Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.05.
(7)USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, (x) at least five (5) days prior to the Effective Date, all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership

Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least the (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(8)Miscellaneous. The Administrative Agent shall have received such other documents, and evidence of the satisfaction of such other conditions as requested by the Administrative Agent.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding; provided, that the Effective Date shall be deemed to have occurred upon the initial funding of Loans by the Lenders.
SECTION 1.0ab.Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions (subject to Section 2.08(e) in the case of a Limited Condition Transaction Incremental Loan):
(1)The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).
(2)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing (subject, in the case of any Loan or Letter of Credit being used to finance a Limited Condition Transaction, to Section 1.08).
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02. Notwithstanding anything in this Section 4.02 to the contrary, in the case of any Limited Condition Transaction Incremental Loan, the only conditions precedent to the funding of such Limited Condition Transaction Incremental Loan shall be the conditions precedent set forth in Section 2.08(e).
ARTICLE 5
AFFIRMATIVE COVENANTS
Until all of the Obligations shall have been Paid in Full, the Borrower covenants and agrees with the Lenders that:
SECTION 1.0ac.Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(3)by no later than one hundred twenty (120) days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case (other than for the

2019 Fiscal Year) in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a qualification, exception or explanation resulting solely from any upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or actual or prospective anticipated defaults under any financial covenants under any such Indebtedness)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(4)by no later than forty-five (45) days after the end of the first three Fiscal Quarters, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(5)concurrently with the delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default, which has not previously been disclosed or which has not been cured, has occurred and, if such a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13, (iii) internally prepared consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for the dates and periods as in clause (a) or (b) above eliminating the Reinsurance Subsidiary, together with any detail reasonably requested by the Administrative Agent showing the eliminations or adjustments, (iv) financial statements of the character and for the dates and periods as in clause (a) or (b) above for the Reinsurance Subsidiary and its subsidiaries, together with any detail reasonably requested by the Administrative Agent in connection therewith, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(6)by no later than March 31 of each calendar year, the annual budget of the Borrower and its Subsidiaries for such calendar year in form and detail reasonably satisfactory to the Administrative Agent;
(7)promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) any information and documentation reasonably requested by the Administrative Agent (or any Lender through the Administrative Agent) for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;
(8)promptly after any reasonable request therefor by the Administrative Agent (or any Lender through the Administrative Agent), copies of (i) any documents described in Section 101(k) and 101(l) of ERISA that the Borrower or any ERISA Affiliate may request of any Multiemployer Plans and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and
(9)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 5.01(g) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website.
Documents required to be delivered pursuant to Section 5.01(a) and (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or through Electronic System) of the posting of any such documents and provide to the Administrative Agent through Electronic System electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents. Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied by furnishing (A) the applicable financial statements, reports or other information required by such paragraphs of any Holdco Entity or (B) any Holdco Entity’s Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements, reports or other information relate to such Holdco Entity, such financial statements, reports and information shall be accompanied by information that explains in reasonable detail the differences between the information relating to such Holdco Entity, on the one hand, and the information relating to the Borrower on a standalone basis, on the other hand, which information shall be certified by a Financial Officer of the Borrower as having been fairly presented in all materials respects and (ii) to the extent such statements are in lieu of statements required to be provided under Section 5.01(a), such statements shall be accompanied by a report from such Holdco Entity’s certified public accountants, which report shall satisfy the applicable requirements set forth in Section 5.01(a).
SECTION 1.0ad.Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(2)the occurrence of any Default;

(3)the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;
(4)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(5)notice of any action arising under any Environmental Law or of any noncompliance by the Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that could reasonably be expected to result in a Material Adverse Effect;
(6)any material change in accounting or financial reporting practices by the Borrower or any Subsidiary;
(7)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
(8)the receipt of any written notice or other correspondence from the SEC (or comparable agency in any applicable non U.S. jurisdiction) concerning any investigation or possible investigation of other inquiry by the SEC or such other agency regarding financial or other operational results of the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect; and
(9)upon the request of any Lender, any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
Each notice delivered under this Section 5.02 (i) shall contain a heading or a reference line that reads “Notice under Section 5.02 of the Hagerty Amended and Restated Credit Agreement dated December 12, 2018” and (ii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth reasonable details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 1.0ae.Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence except, solely in the case of a Subsidiary (other than a Loan Party), where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (ii) all of its rights, licenses, permits, privileges and franchises material or necessary to the conduct of its business, including without limitation its insurance agency and other insurance arrangements; provided that the foregoing shall not prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or (ii) any change in the insurance companies providing the insurance and reinsurance for the customers of the Borrower and its Subsidiaries or any change in its insurance agency and other arrangements if such change could not reasonably be expected to result in a Material Adverse Effect and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or any business, operations and activities that are reasonably similar, related, ancillary, complimentary or incidental thereto or a reasonable extension, development or expansion thereof, including without limitation, the provision of full service collector car loans and financing.
SECTION 1.0af.Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 1.0ag.Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained under similar circumstances by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 1.0ah.Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in order to permit the preparation of financial statements in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its Financial Officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders; provided that (a) the Borrower shall not be required to reimburse such expenses unless an Event of Default exists at the time thereof and (b) the Borrower shall have the opportunity to be present at any meeting with its independent accountants. Notwithstanding anything to the contrary in this Section 5.06, the Borrower and any Subsidiary will not be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective agents, representatives or contractors) is prohibited by law or any binding agreement not entered into in contemplation of avoiding such inspection and disclosure rights, (ii) that is subject to attorney client or similar privilege or constitutes attorney work product, (iii) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party not entered into in contemplation of avoiding such inspection and disclosure or (iv) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any Subsidiary thereof or any customers or suppliers of the foregoing (except to the extent the Administrative Agent or Lender seeking to inspect such trade secrets or proprietary information enters into a separate confidentiality agreement reasonably acceptable to the Borrower with respect to such trade secrets or proprietary information).
SECTION 1.0ai.Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, (i) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under any order, writ, injunction or decree applicable to it or its property, except where, in each case, the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will not, and will not permit any of its Subsidiaries, to be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or Guarantor or from otherwise conducting business with the Borrower or any Guarantor, or fail to provide documentary and other evidence of the Borrower’s or any Guarantor’s identity as may be requested by any Lender at any time to enable such Lender to verify the Borrower’s or such Guarantor’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.
SECTION 1.0aj.Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used for refinancing certain Indebtedness in existence on the Effective Date and for working capital needs and for other general business purposes of the Loan Parties (including the payment of any Transaction Costs). No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that their Subsidiaries and their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in material violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the material violation of any Sanctions applicable to any party hereto.
SECTION 1.0ak.Collateral Security; Further Assurances. (a) Subject to clause (b) below, to guarantee or secure the payment when due of the Secured Obligations, the Borrower shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Administrative Agent Collateral Documents granting or providing for the following:
(a)Subsidiary Guaranties of all present and future wholly-owned Domestic Subsidiaries (other than Excluded Subsidiaries).
(b)Security Agreements granting a first priority, enforceable Lien and security interest, subject only to Liens permitted by Section 6.02, on all Collateral.
(c)Mortgages and other documents and conditions required under the Loan Documents with respect to any present and future real property owned by the Borrower or any Guarantor (other than Excluded Property) granting a first priority, enforceable Lien and security interest, subject only to Liens permitted by Section 6.02, on all present and future owned real property (other than Excluded Property).
(d)All other security and collateral required to be delivered by any Loan Party under the express terms of the Collateral Documents.
(1)The Borrower agrees that it will promptly notify the Administrative Agent of the formation or acquisition of any Domestic Subsidiary (other than an Excluded Subsidiary) or the acquisition of any assets on which a Lien is required to be granted and that is not covered by existing Collateral Documents. The Borrower agrees that it will promptly execute and deliver, or cause each such wholly-owned Domestic Subsidiary to execute and deliver, promptly upon the request of the Administrative Agent, such additional Collateral Documents and other agreements, documents and instruments, each in form and substance reasonably satisfactory to the Administrative Agent, sufficient to grant to the Administrative Agent, for the benefit of the Secured Parties, the guaranties and Liens contemplated by this Agreement and the Collateral Documents. To the extent required by the Collateral Documents and so long as such property is not Excluded Property, the Borrower shall deliver, and cause each Guarantor to deliver, to the Administrative Agent all original instruments payable to it with any endorsements thereto required by the Administrative Agent and all original certificated securities and other certificates with respect to any Equity Interests owned by the Borrower or any Subsidiary with any blank stock or other powers required by the Administrative Agent. Additionally, the Borrower shall cause any such Person that becomes a wholly-owned Domestic Subsidiary (other than an Excluded Subsidiary), promptly upon the request of the Administrative Agent, to execute and deliver such certificates, legal opinions, title work and insurance, surveys, lien searches, environmental reports, organizational and other charter documents, resolutions and other documents and agreements as may be reasonably requested by Administrative Agent to give effect to this Section 5.09 and, in any event, substantially consistent with those delivered by the Loan Parties to the Administrative Agent on or prior to the Third Amendment Effective Date. The Borrower shall execute and deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as reasonably determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems reasonably necessary in order to ensure that any such wholly-owned Domestic Subsidiary (other than an Excluded Subsidiary) provides the guaranties and Liens contemplated by this Agreement and the Collateral Documents. The Borrower shall execute and deliver, and cause each Guarantor to execute and deliver, promptly upon the request of the Administrative Agent, such agreements and instruments evidencing any intercompany loans or other advances among any Loan Party and the Subsidiaries, or any of them, and all such intercompany loans or other advances shall be, and are hereby made, subordinate and junior to the Secured Obligations and no payments may be made on such intercompany loans or other advances upon and during the continuance of an Event of Default unless otherwise agreed to by the Administrative Agent.
j.Change of Name or Location; Change of Fiscal Year. The Borrower shall give the Administrative Agent prior written notice of any (a) change in the Borrower’s or any Guarantor’s name as it appears in official filings in the state of its incorporation, organization or formation, as applicable, (b) change in the Borrower’s or any Guarantor’s chief executive office or principal place of business, (c) change in the type of entity that the Borrower or any Guarantor is, (d) change in the Borrower’s or any Guarantor’s corporate or organizational identification number, if any, issued by its state of incorporation, organization or formation, as applicable, or (e) change in the Borrower’s or any Guarantor’s state of incorporation, organization or formation, as applicable.
k.Additional Covenants. If at any time the Borrower or any of its Subsidiaries shall enter into or be a party to any secured credit facilities evidencing Indebtedness for borrowed money with commitments and loans exceeding $15,000,000, which includes any material covenants or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement (taken as a whole), then the Borrower shall promptly so advise the Administrative Agent and the Lenders. Thereupon, if the Administrative Agent or the Required Lenders shall request, upon notice to the Borrower, the Administrative Agent, the Lenders and the Borrower shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may reasonably request), providing for substantially the same material covenants and defaults as those provided for in such secured credit facility to the extent required and as may be selected by the Administrative Agent.
l. [Reserved]
m.Depository Banks. Each Loan Party shall maintain the Administrative Agent as such Loan Party’s principal disbursement and depository bank. For avoidance of doubt, Loan Parties shall be permitted to maintain disbursement and depository accounts at other Lenders so long as the Administrative Agent is the Loan Parties’ principal disbursement and depository bank.

n.Anti-Corruption Laws. The Borrower will, and will cause each of its Subsidiaries to, maintain policies, procedures, and internal controls reasonably designed to ensure compliance with the applicable Anti-Corruption Laws.

ARTICLE 6
NEGATIVE COVENANTS
Until all of the Obligations shall have been Paid in Full, the Borrower covenants and agrees with the Lenders that:
SECTION 1.0al.Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(1)Indebtedness created under the Loan Documents;
(2)Indebtedness existing as of the Fourth Amendment Effective Date and set forth in Schedule 6.01;
(3)(i) Indebtedness among the Borrower and its Subsidiaries to the extent permitted by Section 6.04 and (ii) Indebtedness owing by the Borrower to any Holdco Entity in an amount not to exceed the aggregate amount of Restricted Payments permitted to be made by the Borrower to the Holdco Entities in compliance with Section 6.06 so long as the repayment of such Indebtedness is subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent, it being agreed that payments on such Indebtedness may be made unless an Event of Default has occurred and is continuing or would be caused thereby;
(4)guarantees by the Borrower of Indebtedness of any Guarantor, by any Subsidiary of Indebtedness of the Borrower or any Guarantor and by any Loan Party with respect to any subsidiary, in each case to the extent permitted hereby;
(5)Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, replacement, repair, maintenance, construction or improvement of any fixed or capital assets and the costs of the installation, prepaid maintenance and fees, costs and expenses in connection with the acquisition, replacement, repair maintenance, construction, improvement, assumption or installation, including Capital Lease Obligations, purchase money indebtedness and any Indebtedness assumed in connection with the acquisition, replacement, repair, maintenance, construction or improvement of any such assets and the costs of the installation, prepaid maintenance and fees, costs and expenses in connection with the acquisition, replacement, repair maintenance, construction, improvement, assumption or installation or secured by a Lien on any such assets prior to the acquisition or the completion of the replacement, repair, maintenance, construction or improvement thereof; provided that (i) such Indebtedness is incurred prior to or within three hundred sixty-five (365) days (or such longer period as the Administrative Agent may agree in its sole discretion) after such acquisition or the completion of such replacement, repair, maintenance, construction or improvement or assumption and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed, on or after the Third Amendment Effective Date, the greater of (x) $8,000,000 or (y) 10% of Consolidated EBITDA (determined as of any date for the most recently ended four consecutive Fiscal Quarters) without the prior written consent of the Required Lenders;
(6)Indebtedness arising under Swap Agreements permitted under Section 6.05;
(7)Indebtedness resulting from Investments permitted by Section 6.04;

(8)Indebtedness arising under indemnity agreements to title insurers to cause such title insurers to issue title insurance policies in the ordinary course of business;
(9)Indebtedness incurred in respect of (i) Banking Services; (ii) (A) trade contracts, government contracts, performance bonds, bid bonds, appeal bonds, surety bonds, custom bonds, reclamation bonds and completion guarantees, return of money and similar obligations not in connection with money borrowed, including those incurred to secure health, safety and environmental obligations and (B) guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments supporting the foregoing items described in subclause (A); (iii) Indebtedness owed to any Person consisting of unpaid premiums for insurance (including property, casualty, business interruption or liability insurance) of the Borrower or any of its Subsidiaries, so long as such Indebtedness shall not be in excess of the amount of the applicable unpaid premiums; (iv) take-or-pay obligations contained in supply arrangements, (v) obligations to reacquire assets or inventory in connection with customer financing arrangements; and/or (vi) Indebtedness of the Borrower or any Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements, in each case, entered into in the ordinary course of business or consistent with past practice;
(10)Indebtedness arising from agreements of the Borrower or a Subsidiary of the Borrower providing for indemnification, adjustment of purchase price or other similar obligations, in each case, incurred or assumed in connection with (A) the Disposition of any business, assets or subsidiary of the Borrower or (B) any Permitted Acquisition or other Investments permitted under this Agreement;
(11)Indebtedness of any Person that becomes a Subsidiary on or after the date of this Agreement or otherwise assumed in connection with any Permitted Acquisition or other Investment permitted hereunder; provided that such Indebtedness, (i) exists at the time such Person becomes a Subsidiary or such Acquisition or other Investment occurs, (ii) is not created in anticipation or contemplation of such Person becoming a Subsidiary or such Acquisition or other Investment occurring, (iii) is not directly or indirectly recourse to any of the Loan Parties or any of their respective assets, other than to the Person that becomes a Subsidiary and its subsidiaries or the assets acquired and the improvements thereon and proceeds and products thereof (it being understood that individual financings of the type permitted under this clause (k) provided by any Person may be cross-collateralized to other financings of such type provided by such Person or its Affiliates), (iv) does not exceed the greater of (x) $10,000,000 or (y) 10% of Consolidated EBITDA (determined as of any date for the most recently ended four consecutive Fiscal Quarters), and (v) after giving effect to such Indebtedness, the Borrower would be in compliance, on a Pro Forma Basis, with the financial covenants set forth in Section 6.13;
(12)Indebtedness consisting of “earnouts” and other similar deferred consideration in respect of Permitted Acquisitions and other Investments permitted under this Agreement; provided that in the event the aggregate amount of any such earnouts or similar deferred consideration exceeds, for any Fiscal Year, $20,000,000 (valued at the maximum potential amount payable with respect to each such Indebtedness), Borrower shall cause any such additional earnout and deferred consideration to be subordinated to the Obligations on terms and conditions which are reasonably satisfactory to the Administrative Agent;
(13)Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary of the Borrower to current or former directors, officers, employees, managers and consultants of any Holdco Entity, the Borrower or any subsidiary (or their respective spouses, former spouses, domestic partners, former domestic spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the redemption, purchase or other acquisition or retirement for value by any Holdco Entity of its Equity Interests; provided that at the time of the issuance of such promissory note such redemption, purchase or other acquisition or retirement (or the Restricted Payment to facilitate such redemption, purchase or other acquisition or retirement) is otherwise permitted by this Agreement;
(14)(i) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Loan Parties and the Subsidiaries in the ordinary course of business and (ii) Indebtedness of the Borrower or any Subsidiary representing (x) deferred compensation to current or former directors, officers, employees, members of management, managers and consultants of the Borrower, any subsidiary or any Holdco Entity in the ordinary course of business and (y) deferred compensation or other similar arrangements in connection with any Permitted Acquisition or any other transaction permitted under this Agreement;
(15)(i) guaranties by the Borrower or any Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services or in respect of customer deposits or advance payments received in the ordinary course of business and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;
(16)Indebtedness of the Borrower or any Subsidiary in respect of any letter of credit or bank guarantee issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;
(17)Indebtedness of the Borrower or any Subsidiary supported by any Letter of Credit or any other letter of credit, bank guaranty or similar instrument otherwise permitted by this Section 6.01;
(18)Indebtedness in an aggregate outstanding principal amount not to exceed the amount of Restricted Payments permitted under Section 6.06(e) at the time of such incurrence; provided that any such Indebtedness incurred in lieu of such Restricted Payments shall reduce availability under the Restricted Payment basket under Section 6.06(e);
(19)all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder;
(20)Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to clauses (b), (e), (i), (j), (k), (l), (m), (r) and (u) of this Section 6.01; and
(21)Indebtedness not otherwise permitted by this Section 6.01 not in excess of the greater of (x) $8,000,000 or (y) 10% of Consolidated EBITDA (determined as of any date for the most recently ended four consecutive Fiscal Quarters) in the aggregate at any time outstanding.
SECTION 1.0am.Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:
(1)Permitted Encumbrances;
(2)any Lien on any property or asset of the Borrower or any Subsidiary existing on the Fourth Amendment Effective Date and set forth in Schedule 6.02 and the replacement, extension or renewal thereof in connection with any Permitted Refinancing Indebtedness in respect of the Indebtedness (or the replacement, extension or renewal of the obligations) secured thereby; provided that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than improvements thereon and the proceeds and products thereof (it being understood that individual financings of the type permitted under Section 6.01(b) provided by any Person may be cross-collateralized to other financings of such type permitted under this Agreement and provided by such Person or its Affiliates);
(3)Liens on fixed or capital assets acquired, replaced, repaired, constructed or improved by the Borrower or any Subsidiary and the replacement, extension or renewal thereof in connection with any Permitted Refinancing Indebtedness in respect of the Indebtedness (or the replacement, extension or renewal of the obligation) secured thereby; provided that (i) the Indebtedness secured thereby is permitted by Section 6.01(e), (ii) the Indebtedness secured thereby is incurred prior to or within three hundred sixty-five (365) days (or such longer period as the Administrative Agent may agree in its discretion) after such acquisition or the completion of such replacement, repair, maintenance, construction or improvement or assumption, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, replacing, repairing, constructing or improving such fixed or capital assets and the costs of the installation, prepaid maintenance and fees, costs and expenses in connection with the acquisition, replacement, repair maintenance, construction, improvement, assumption or installation and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary other than improvements thereon and the proceeds and products thereof (it being understood that individual financings of the type permitted under Section 6.01(e) provided by any Person may be cross-collateralized to other financings of such type permitted under this Agreement and provided by such Person or its Affiliates);
(4)Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Loan Party or any Subsidiary or on assets otherwise acquired in a Permitted Acquisition or other Investment permitted hereunder, in each case, to the extent permitted hereunder; provided that such Liens (i) do not extend to property not subject to such Liens at the time of acquisition other than the improvements thereon and the proceeds and products thereof (it being understood that individual financings of the type permitted under Section 6.01(e) provided by any Person may be cross-collateralized to other financings permitted under this Agreement of such type provided by such Person or its Affiliates) and (ii) are not created in anticipation or contemplation of such acquisition, merger or consolidation or other Investment;
(5)Liens on rights under insurance policies and proceeds thereof securing obligations permitted by Section 6.01(i)(iii); and
(6)other Liens securing Indebtedness or other obligations; provided, that the aggregate outstanding amount of Indebtedness or other obligations secured by the Liens permitted by this subparagraph (f) shall not exceed the greater of (x) $8,000,000 or (y) 10% of Consolidated EBITDA (determined as of any date for the most recently ended four consecutive Fiscal Quarters).
Notwithstanding anything herein to the contrary, all Liens in favor of the Administrative Agent to secure the Secured Obligations are permitted hereunder.
SECTION 1.0an.Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) any of its assets (other than cash or Permitted Investments and/or other assets that were Permitted Investments when the relevant original Investment was made in the ordinary course of business), or liquidate or dissolve, except for the following:

a.(A) Dispositions of inventory, goods and/or services in the ordinary course of business, (B) Dispositions of property that is or has become obsolete, damaged, worn out or surplus, (C) non-exclusive licenses or sublicenses of intellectual property, (D) the lapse, abandonment, cancellation or other Disposition of Intellectual Property that is, in the reasonable good faith judgment of the Borrower, no longer material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, or no longer commercially reasonable to maintain, and (E) Dispositions of equipment or real property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
b.a true lease or sublease of property not constituting Indebtedness and not entered into as part of a sale and leaseback transaction;
c.Dispositions (i) by and among the Borrower and any of its subsidiaries which if made by a Loan Party to a non-Loan Party for less than fair market value (as reasonably estimated by the Borrower) is an Investment permitted under Section 6.04 and (ii) comprised of Permitted Intercompany Activities;
d.any Restricted Payment by the Borrower or any Subsidiary not restricted pursuant to Section 6.06;
e.(A) any Disposition or issuance by the Borrower of its own Equity Interests, (B) any Disposition or issuance by any Subsidiary of the Borrower of its own Equity Interests to its equity holders, provided, however, that the proportion of such Equity Interests and of each class of such Equity Interests (both on an outstanding and fully-diluted basis) held by the Loan Parties, taken as a whole, does not change as a result of such Disposition or issuance, except as otherwise permitted under this Agreement, (C) to the extent necessary to satisfy any Requirements of Law in the jurisdiction of incorporation, organization or formation, as applicable, of any Subsidiary of the Borrower, any Disposition or issuance by such Subsidiary of its own Equity Interests constituting directors’ qualifying shares or nominal holdings, and (D) any Investments permitted by Section 6.04;
f.Dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business or in any situation of a work-out or financial distress, in each case, of the Person owing such accounts receivable;
g.terminations or the unwinding of any Swap Agreement pursuant to its terms which Swap Agreement is not prohibited under this Agreement;
h.to the extent constituting Dispositions, Liens permitted by Section 6.02;
i.Dispositions of property subject to or resulting from casualty losses and condemnation proceedings (including in lieu thereof or any similar proceedings);
j.foreclosures or transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise) and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

k.leases, subleases, licenses or sublicenses or terminations thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;
l.Dispositions, abandonments, cancellations or lapses of intellectual property rights, or issuance or registration, or applications for issuance or registration, of intellectual property rights, which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or any of its Subsidiaries, or are no longer economical to maintain in light of its use;
m.Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
n.Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law;
o.any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;
p.the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable Requirements of Law;
q.Dispositions to effect the formation of any Subsidiary that is a Division Successor, provided that upon formation of such Division Successor, the Borrower has complied with Section 5.09, to the extent applicable;
r.Dispositions in the aggregate not to exceed the greater of (x) $8,000,000 or (y) 10% of Consolidated EBITDA (determined as of any date for the most recently ended four consecutive Fiscal Quarters);
s.to the extent constituting Dispositions, Investments permitted by Section 6.04;
t.the merger, consolidation or amalgamation of (A) any Subsidiary of the Borrower into or with any Loan Party, (B) any Subsidiary of the Borrower that is not a Loan Party into or with any other Subsidiary of the Borrower that is not a Loan Party, or (C) any Subsidiary of the Borrower which is a Loan Party into or with any Subsidiary of the Borrower which is not a Loan Party so long as (x) such surviving Subsidiary becomes a Loan Party pursuant to Section 5.09 or (y) the merger, consolidation or amalgamation is permitted under Section 6.04;
u.the merger of the Borrower and any Disposition, in each case, as contemplated by the Permitted SPAC Transaction Documents;
v.the liquidation or dissolution of any Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;
w.the merger, consolidation or amalgamation of the Borrower or any Subsidiary for the sole purpose, and with the sole material effect, of changing its jurisdiction of incorporation, organization or formation, as applicable, which, in the case of any Loan Party, shall be a State of the U.S. or the District of Columbia; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the

Borrower, (1) the Borrower shall be the surviving Person or (2) if the Person formed by or surviving any such merger, consolidation or amalgamation or the Person to which such Disposition will have been made is not the Borrower (any such Person, the “Successor Borrower”), (I) the Successor Borrower shall be an entity organized or existing under the laws of the U.S., any state thereof or the District of Columbia, (II) the Successor Borrower shall expressly assume the Obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent and (III) each Guarantor, unless it is the other party to such merger, consolidation, amalgamation or Disposition, shall have executed and delivered a reaffirmation agreement with respect to its Guaranty Obligations; provided that, if the foregoing conditions under clauses (I) through (III) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement, and (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party, (1) a Loan Party shall be the surviving corporation and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Equity Interests or property of such Loan Party and required under the Loan Documents or otherwise reasonably requested by the Administrative Agent shall have been made or (2) such transaction shall comply with the provisions of Section 6.04; and
x.the creation of, or reorganization into, one or more series by any Subsidiary of the Borrower; provided that to the extent such Subsidiary is a Loan Party (A) such series shall (x) be Loan Parties, (y) shall become Loan Parties pursuant to Section 5.09, or (z) shall be restricted under the Loan Documents as if such series is a Loan Party, or (B) such creation of such series shall be deemed to be an Investment in such series and shall be permitted solely to the extent permitted under Section 6.04.
(1)No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person without the prior written consent of Administrative Agent, except as otherwise permitted in Section 6.03(a). Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.09 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.
SECTION 1.0b.Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, guarantee any Indebtedness of any other Person, or make any Acquisition (any one of the actions described in the foregoing provisions of this Section 6.04, herein an “Investment”), except:
(2)Investments in cash and Permitted Investments and/or other assets that were Permitted Investments when the relevant original Investment was made in the ordinary course of business;
(3)(i) Investments existing as of the Fourth Amendment Effective Date and set forth in Schedule 6.04, (ii) Permitted Intercompany Activities and (iii) any modification, replacement, renewal or extension of any Investment described in clause (i) or clause (ii) above so long as no such modification, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.04;
(4)(i) endorsements for collection or deposit in the ordinary course of business, (ii) extensions of trade credit arising or acquired in the ordinary course of business, (iii) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business and (iv) Investments received in settlements in the ordinary course of business in connection with such extensions of trade credit, settlement of delinquent accounts or disputes with or judgments against any Person or any foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation owing to the Borrower or any Subsidiary;
(5)Investments, including in the form of Guaranty Obligations, by and among the Borrower and any Subsidiary; provided, however, that any Investment consisting of loans or advances or any other debt for borrowed money by any Subsidiary that is not a Loan Party to a Loan Party shall be subordinated in full to the payment of the Obligations of such Loan Party under the Loan Documents on terms and conditions reasonably satisfactory to the Administrative Agent;
(6)(i) loans and advances to directors, officers, employees, managers and consultants of any Holdco Entity, the Borrower or any Subsidiary to finance reasonable and customary business-related travel, entertainment and relocation expenses for ordinary course purposes or (ii) otherwise in an aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (e)(ii) shall not exceed $500,000 in the aggregate;
(7)Investments in the form of loans and advances to officers, directors, employees, managers and consultants of any Holdco Entity, the Borrower or any Subsidiary for the sole purpose of purchasing Equity Interests (or purchase of such loans made by others) so long as such Holdco Entity makes a capital contribution of the proceeds of any such purchase of Equity Interests to the Borrower;
(8)intercompany loans and advances to any Holdco Entity to the extent that the Borrower may make Restricted Payments, directly or indirectly, to any Holdco Entity pursuant to Section 6.06 (and in lieu of making such Restricted Payments); provided that such intercompany loans and advances shall be unsecured (or not secured by the Collateral) and expressly subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
(9)receivables arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayment and other credits, deposits or pledges (which deposits and pledges are not otherwise prohibited by this Agreement) to suppliers made in the ordinary course of business;
(10)Investments made by the Borrower or any Subsidiary as a result of non-cash consideration received in connection with Dispositions of assets made in compliance with Section 6.03;
(11)Guaranty Obligations permitted by Section 6.01;
(12)Investments constituting Capital Expenditures made in the ordinary course of business;
(13)Investments in Swap Agreements maintained in accordance with Section 6.01(f);
(14)Investments as a result of the receipt of non-cash consideration in the settlement of any litigation or claims;
(15)the Borrower and its Subsidiaries may hold Investments to the extent such Investments are otherwise permitted hereunder and reflect an increase in the value thereof;

(16)Investments funded with the proceeds of, or made in exchange for, the issuance of (or contributions in respect of) Qualified Equity Interests of the Borrower;
(17)Investments (i) in connection with reorganizations and tax planning, provided that (x) the Administrative Agent has approved of such Investments in its reasonable discretion, and (y) after giving effect to such reorganization, tax planning and/or related activities, the Lien of the Administrative Agent in the Collateral is not materially impaired, taken as a whole (as reasonably determined by the Administrative Agent), and (ii) by any Loan Party in any Subsidiary of the Borrower that is not a Loan Party consisting of the contribution of Equity Interests of any Person that is not a Loan Party;
(18)Investments consisting of Indebtedness permitted by Section 6.01, Liens permitted by Section 6.02, Dispositions or fundamental changes permitted by Section 6.03 and Restricted Payments permitted or not restricted by Section 6.06;
(19)purchases of inventory, supplies and materials in the ordinary course of business;
(20)Investments consisting of the licensing of intellectual property pursuant to joint marketing arrangements with other Persons entered into in the ordinary course of business;
(21)to the extent constituting Investments, guarantees of leases or of other obligations not constituting Indebtedness of the Borrower and/or its Subsidiaries;
(22)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law;
(23)Investments made (i) by the Borrower or any Subsidiary in the Borrower or any Guarantor that is a Domestic Subsidiary, (ii) by the Borrower or any Guarantor in the Borrower’s Foreign Subsidiaries or any Domestic Subsidiary that is not a Guarantor in an amount not to exceed $20,000,000 in the aggregate at any time outstanding for all such Investments, loans or advances (without giving effect to any write-downs or write-offs thereof) on or after the Third Amendment Effective Date without prior written consent of the Required Lenders (provided that, if the Foreign Subsidiary or Domestic Subsidiary that is not a Guarantor becomes a Loan Party and a Guarantor, the Investment in such Subsidiary shall not be deemed to be outstanding for purposes of this clause (ii)), and (iii) by any subsidiary that is not a Loan Party in any Loan Party or any other subsidiary;
(24)(i) Permitted Acquisitions, provided that the aggregate consideration (including the maximum potential total amount of all deferred payment obligations (including earn-outs) as reasonably estimated by the Borrower and all Indebtedness assumed or incurred) paid or payable for all acquisitions of (A) the Equity Interests of any Person that does not become a Loan Party and (B) in the case of an asset acquisition, assets of any Person that are not acquired by the Borrower or any Loan Party (or a Person that will become a Loan Party), when taken together with the total consideration for all such Persons or assets so acquired in any Fiscal Year (commencing such measurement for the 2021 Fiscal Year on or after the Third Amendment Effective Date), shall not exceed $10,000,000 in any Fiscal Year without the prior written consent of the Required Lenders provided that the limitation described in this clause (i) shall not apply to any Acquisition to the extent the Person so acquired becomes (or assets are acquired by) a Loan Party (or a Person that will become a Loan Party) even though such Person owns Equity Interests of Persons that are not otherwise required to become Loan Parties (or assets are acquired by Persons that are not Loan Parties) if, in the case of this clause (i), not less than 90% of the Consolidated EBITDA of the Person (or assets) so acquired in such Acquisition (as reasonably estimated by the Borrower on the date of the definitive agreement for such

Investment) is generated by Persons that will become Loan Parties (i.e., disregarding any Consolidated EBITDA of such Loan Parties that are not (or will not become) Loan Parties), (ii) Investments made as part of a Permitted Acquisition and (iii) (x) Investments of any Person (or assets) that is acquired, or of any Person merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Third Amendment Effective Date, in each case as part of an Investment otherwise permitted by this Section 6.04 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (y) any modification, replacement, renewal or extension of any Investment permitted under clause (x) above so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Section 6.04;
(25)Investments made pursuant to the Master Alliance Agreement; provided, that no further Investments may be made pursuant to the Master Alliance Agreement if a Default exists or would be caused thereby;
(26)so long as no Specified Event of Default exists or would be caused thereby, additional Investments in the Reinsurance Subsidiary in an amount not to exceed, in the aggregate on or after the Third Amendment Effective Date, the greater of (i) $15,000,000 or (ii) 15% of Consolidated EBITDA (determined as of any date for the most recently ended four consecutive Fiscal Quarters) without the prior written consent of the Required Lenders;
(27)Loans and advances by the Reinsurance Subsidiary to the Borrower on terms reasonably acceptable to the Administrative Agent;
(28)Permitted Joint Ventures; provided that (i) both before and after giving effect to any Investment in such Permitted Joint Venture and the Loans (if any) requested to be made in connection therewith, (x) each of the representations and warranties in the Loan Documents is true and correct in all material respects, (y) no Event of Default exists or would be caused thereby and the Borrower is in pro forma compliance with all financial covenants in this Agreement and (z) the Borrower was and will be able to borrow at least $5,000,000 of additional Loans; (ii) prior to the closing of any such Permitted Joint Venture which involves an Investment in excess of $10,000,000, the Borrower shall provide copies of such documents being executed or delivered in connection with such Permitted Joint Venture as may be requested by the Administrative Agent, (iii) the consideration (including the maximum potential total amount of all deferred payment obligations (including earn-outs) and all Indebtedness assumed or incurred as reasonably estimated by the Borrower in consultation with Administrative Agent on the date of execution of any definitive agreement for such Investment) paid or payable for all Permitted Joint Ventures which become effective on or after the Third Amendment Effective Date shall not to exceed, in the aggregate at any time outstanding (provided that, if the Borrower acquires the remaining Equity Interests of any Permitted Joint Ventures in a Permitted Acquisition and such Permitted Joint Venture becomes a wholly-owned Subsidiary and a Loan Party, the Investment in such Permitted Joint Venture shall not be deemed to be outstanding for purposes of this clause (iii)), the greater of (i) $40,000,000 or (ii) 20% of Consolidated EBITDA (determined as of any date for the most recently ended four consecutive Fiscal Quarters) without the prior written consent of the Required Lenders, and (iv) if such Permitted Joint Venture is also an Acquisition, it shall also satisfy all requirements for a Permitted Acquisition under Section 6.04(d) above;
(29)so long as no Specified Event of Default exists or would be caused thereby, other Investments not in excess of the greater of (x) $12,000,000 or (y) 10% of Consolidated EBITDA (determined as of any date for the most recently ended four consecutive Fiscal Quarters) in the aggregate at any time outstanding (without giving effect to any write-downs or write-offs thereof) (provided that, if the Borrower acquires the Equity Interests of any Person in a Permitted

Acquisition and such Person becomes a wholly-owned Subsidiary and a Loan Party, the Investment in such Person shall not be deemed to be outstanding for purposes of this clause (bb)); and
(30)the Permitted SPAC Transaction, including any transaction or agreements contemplated by the Permitted SPAC Transaction Documents.
For purposes of this Section 6.04, the amount of any Investment outstanding at any time shall be the total of (x) the original cost of such Investment (meaning the cash amount thereof, if in cash, or the fair market value thereof as determined by the management of the Borrower, if in property), without any adjustment for increases or decreases in value or any write-up or write-down with respect to such investment; provided, that any Investment in the form of guarantees shall be valued at the reasonably expected liability thereof, minus (y) an amount equal to the lesser of the return of cash with respect to any such Investment, the repayment, prepayment or return in the case of any deposit, loan, advance, or other extension of credit and the termination or cancellation of any guarantee and the initial amount of such Investment.
SECTION 1.0a.Swap Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), including to hedge or mitigate foreign currency risks and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
SECTION 1.0b.Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make any Restricted Payment, except:
(31)such Person may declare and make Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (and that are not Disqualified Equity Interests);
(32)Subsidiaries may declare and pay dividends with respect to their Equity Interests (and, in the case of a non-wholly owned Subsidiary, based on the relative ownership interests or, in greater proportion in the case of payments to the Borrower or any of its Subsidiaries);
(33)[reserved];
(34)[reserved];
(35)Restricted Payments made in exchange for, or funded out of the proceeds of, the sale or contribution in respect of Qualified Equity Interests of the Borrower;
(36)Restricted Payments consisting of Permitted Intercompany Activities;
(37)the Borrower may make Restricted Payments constituting fixed dividend payments in respect of Disqualified Equity Interests, to the extent such Disqualified Equity Interests constitutes Indebtedness and were incurred in compliance with Section 6.01 and such Restricted Payments are included in the calculation of Consolidated Interest Expense;
(38)cash dividends or distributions on the Equity Interests of the Borrower (or, in the case of clause (iii) below, the issuance of, or cash payments on, promissory notes issued in accordance with Section 6.01(m)) issued or paid solely for the purpose of funding the following:

(a)permitting such Holdco Entity to pay, in the event the Borrower is a pass-through entity or files a consolidated, combined, unitary or similar type tax return with such Holdco Entity, U.S. federal, state and local income taxes then due and payable pursuant to those returns to the extent such taxes are imposed solely with respect to the income attributable to the Borrower and its subsidiaries;
(b)ordinary organizational, operating and other transaction costs and expenses (including overhead and administrative costs and expenses, professional fees and Public Company Costs) of any Holdco Entity;
(c)the redemption, purchase or other acquisition or retirement for value by any Holdco Entity of its Equity Interests from current or former directors, officers, employees, managers and consultants of the Borrower, any subsidiary or any Holdco Entity (or, in each case, their respective spouses, former spouses, domestic partners, former domestic partners, successors, executors, administrators, heirs, legatees or distributees) and the issuance of, and the payments on, promissory notes issued in respect of such redemption, purchase or other acquisition for retirement; provided, however, that the amount of such cash dividends or distributions in any Fiscal Year shall not exceed in the aggregate an amount equal to $1,000,000, plus unused amounts from the previous two Fiscal Years; provided that the amounts carried forward from previous Fiscal Years shall be deemed utilized first;
(d)to finance any Investment permitted under Section 6.04 (provided that (x) any Restricted Payments under this clause (h)(iv) shall be made substantially concurrently with the closing of such Permitted Investment and (y) any Holdco Entity shall, promptly following the closing thereof, cause (A) all property acquired to be contributed to the Borrower or to any subsidiary or (B) the merger, consolidation or amalgamation of the Person formed or acquired into the Borrower or to any subsidiary in order to consummate such permitted Investment in compliance with the applicable requirements of Section 6.04 as if undertaken as a direct permitted Investment by the Borrower or such subsidiary);
(e)the Borrower may make Restricted Payments to a Holdco Entity to permit it to pay cash in lieu of fractional shares in connection with any exercise of warrants, options, or other securities convertible into or exchangeable for Equity Interests of a Holdco Entity or in connection with any other dividend, split or combination thereof or any Permitted Acquisition, in each case, otherwise permitted hereunder; and
(f)the proceeds of which shall be used by the Borrower to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any equity or debt offering, financing transaction, acquisition, divestiture, Investment or other non-ordinary course transaction not prohibited by this Agreement (whether or not successful); provided that any such transaction is intended to be solely for the benefit of the Borrower and its Subsidiaries.
(39)Restricted Payments consisting solely of Qualified Equity Interests of the Borrower;
(40)Restricted Payments made on or after the Permitted SPAC Transaction Effective Date in connection with the Permitted SPAC Transaction;
(41)the Borrower may declare and pay Permitted LLC Distributions;

(42)prior to the Permitted SPAC Transaction Effective Date, the Borrower may redeem up to 3% of its membership units per year provided that (i) no Default exists or would be caused thereby and (ii) such redemption is made solely and contemporaneously with the cash proceeds of new common Equity Interests (and that are not Disqualified Equity Interests) issued by the Borrower; and
(43)the Borrower may make Restricted Payments with respect to its Equity Interests other than those payments referenced above in this Section 6.06 if each of the following conditions is satisfied:
y.before and after giving effect to such Restricted Payment, on a Pro Forma Basis, no Default exists or would be caused thereby;
z.prior to a Qualified Public Offering, the aggregate amount of such Restricted Payments made pursuant to this clause (m) shall not exceed, for each Fiscal Year, commencing with the Fiscal Year ending December 31, 2020, the Annual Permitted Distribution Amount for such Fiscal Year; and
aa.after a Qualified Public Offering, as of the date of such Restricted Payment, Borrower is at least 0.50x below the then applicable Net Leverage Ratio set forth in Section 6.13(a) determined on a pro forma basis both before and after giving effect to such Restricted Payment for the most recently ended four consecutive Fiscal Quarters as if made on the last day of such period.
Notwithstanding anything in this Agreement to the contrary, the Borrower acknowledges and agrees that, in addition to, and without limiting, any other rights and remedies of the Administrative Agent, upon the occurrence and during the continuance of any Event of Default, upon the request of the Administrative Agent or the Required Lenders, the Borrower will (subject to Requirements of Law) promptly cause the Reinsurance Subsidiary to pay to a Loan Party the maximum amount of Permitted Reinsurance Subsidiary Dividends (if any).
SECTION 1.0ao.Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(7)transactions in the ordinary course of business;
(8)transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(9)transactions between or among the Borrower and its Subsidiaries permitted or not restricted hereunder;
(10)any Restricted Payment permitted by Section 6.06;
(11)employment, severance, termination, expense reimbursement and indemnity arrangements between the Borrower or any Subsidiary on the one hand and any of their and any Holdco Entities’ respective directors, officers, employees, managers and consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the grant, purchases or repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former directors, officers, employees, managers and consultants and stock option or incentive plans and other compensation arrangements) on the other hand in the ordinary course of business or otherwise permitted under this Agreement;
(12)transactions pursuant to permitted agreements in existence on the Fourth Amendment Effective Date and set forth on Schedule 6.07 or any amendment thereto to the extent such an amendment, taken as a whole, is not adverse to the Lenders in any material respect;
(13)payment of customary director compensation and expense reimbursements, including fees and expenses of directors and advisors of any Holdco Entity;
(14)(i) any issuance of securities or rights pursuant to stock options, stock ownership plans (including restricted stock plans), stock grants, directed share programs and other equity based incentive plans and (ii) the execution, delivery and performance of any stockholder or registration rights agreement approved by the board of directors (or other appropriate governing body) of the Borrower or any Holdco Entity;
(15)the Borrower or any Subsidiary may enter into any indemnification agreement or any similar arrangement with directors, officers, employees, managers and consultants of the Borrower or any Subsidiary (or any Holdco Entity) in the ordinary course of business and may pay fees and indemnities to directors, officers, consultants and employees of the Borrower or any Subsidiary (or any Holdco Entity) in the ordinary course of business;
(16)any purchase by the Borrower of Equity Interests of its Subsidiaries or any contribution by the Borrower to the equity capital of its Subsidiaries (whether directly or indirectly);
(17)assignments of Obligations to Persons that are Affiliates of the Borrower to the extent permitted under Section 9.04(b);
(18)to the extent constituting a transaction with an Affiliate, any payments permitted by Section 6.11;
(19)the issuance by the Borrower or any Subsidiary of Equity Interests in accordance with the organizational documents of such Person;
(20)on and after the Permitted SPAC Transaction Effective Date, transactions approved by the requisite members of the audit committee or a majority of the disinterested members of the board of directors of the Permitted SPAC;
(21)the transactions contemplated by the Master Alliance Agreement;
(22)the Permitted SPAC Transaction, including any transaction or agreements contemplated by the Permitted SPAC Transaction Documents; and
(23)Permitted Intercompany Activities.
SECTION 1.0ap.Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any Subsidiary, except:
(1)restrictions and conditions imposed by law, by this Agreement or by any other Loan Document;
(2)(i) limitations on Liens (other than those securing any Secured Obligation) or other restrictions on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capital Lease Obligations or Permitted Refinancing Indebtedness permitted hereunder in reliance upon Section 6.01(b) or (c) set forth in the contractual obligations governing such Indebtedness, Capital Lease Obligations or Permitted Refinancing Indebtedness or Guaranty Obligations with respect thereto or (ii) other limitations that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement;
(3)provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses, joint venture agreements and similar agreements entered into by the Borrower or any Subsidiary in the ordinary course of business;
(4)customary provisions restricting assignment of, or the pledge of rights under, any agreement entered into by the Borrower or any Subsidiary in the ordinary course of business;
(5)restrictions and conditions contained in any agreement relating to the Disposition of any property pending the consummation of such Disposition; provided that (i) such restrictions and conditions apply only to the property to be Disposed and (ii) such Disposition is permitted hereunder;
(6)any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Borrower;
(7)any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (f) above; provided that such amendments or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendment or refinancing;
(8)provisions restricting the Disposition of Intellectual Property or the assignment of licenses thereof contained in licenses entered into the ordinary course of business and in accordance with the terms hereof;
(9)any encumbrance or restriction with respect to an interest in or Restricted Payments, Investments or Dispositions by such joint venture, limited liability company, partnership or similar Person imposed by any joint venture agreement, limited liability company agreement, partnership agreement or similar organizational agreement or the Indebtedness of any joint venture, limited liability company, partnership or similar Person maintained in accordance with Section 6.04;
(10)(i) any encumbrance or restrictions pursuant to the documentation governing any Indebtedness of any Subsidiary that is not a Loan Party permitted hereunder and (ii) any encumbrance or restrictions pursuant to the documentation governing any Indebtedness permitted hereunder; provided that, in the case of this clause (ii), such restrictions are no more onerous than those contained in this Agreement;

(11)in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;
(12)imposed by customary provisions to maintain cash or other deposits or minimum net worth imposed by any Person under any contract entered into by the Borrower or any Subsidiary in the ordinary course of business or for whose benefit such cash or other deposits or restrictions exist;
(13)customary net worth or similar provisions contained in real property leases entered into by the Borrower or any Subsidiary in the ordinary course of business so long as the Borrower has reasonably determined in good faith that such net worth or similar provisions could not reasonably be expected to impair the ability of the Borrower or any Subsidiary to meet its ongoing obligations under the Loan Documents;
(14)those arising under or as a result of any Requirement of Law or the terms of any license, authorization, concession or permit provided by any Governmental Authority;
(15)those arising in any Swap Agreement not prohibited hereunder;
(16)restrictions and conditions existing on the Fourth Amendment Effective Date identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition);
(17)customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder; and
(18)those imposed by any amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (q) above; provided that such amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing is, in the reasonable good faith judgment of the Borrower, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing.
SECTION 1.0aq.[Reserved].
j.Amendments to Certain Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify (a) the Master Alliance Agreement or its articles of incorporation, charter, certificate of formation, operating agreement, by-laws or other organizational document (including all LLC Agreements) in any manner materially adverse to the Lenders other than pursuant to the Permitted SPAC Transaction, (b) the Permitted SPAC Transaction Documents in any manner materially adverse to the Lenders or (c) any instrument or agreement evidencing or relating to any Subordinated Debt (other than (i) any intercompany Indebtedness or (ii) on subordination terms thereof as otherwise agreed to by the Administrative Agent) if the effect of such amendment, supplement or modification is materially adverse to the Lenders or would not be permitted under the applicable Subordination Agreement, it being understood and agreed that no refinancing, refunding, extension, defeasance, discharge, renewal or replacement meeting the Refinancing Indebtedness Requirements would materially and adversely affect the interests of the Lenders.
k.Prepayment of Indebtedness; Subordinated Debt. The Borrower will not, and will not permit any of its Subsidiaries to, (x) purchase, redeem, defease, prepay or otherwise satisfy more than twelve (12) months prior to the scheduled maturity thereof any principal of, any Subordinated Debt, (y) set apart any property for such purpose, whether to a sinking fund, a similar fund or otherwise or (z) make any payment in violation of any subordination terms of such Subordinated Debt; provided, however, that the Borrower and its Subsidiaries may (a) incur Permitted Refinancing Indebtedness in respect of Subordinated Debt that is otherwise permitted under this Agreement, (b) make regularly scheduled or otherwise required repayments or redemptions of Subordinated Debt to the extent permitted by the subordination provisions applicable thereto and (c) take such action to the extent necessary to prevent such Indebtedness from being an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.
l.[Reserved].
m.Financial Covenants. The Borrower will not:
(1)Net Leverage Ratio. Permit or suffer the Net Leverage Ratio as of the last day of any Fiscal Quarter to exceed (i) 4.25 to 1.0 as of the end of any Fiscal Quarter ending prior to December 31, 2023, (ii) 3.75 to 1.0 as of the end of any Fiscal Quarter ending on or after December 31, 2023 but prior to June 30, 2024, (iii) 3.00 to 1.0 as of the end of any Fiscal Quarter ending on or after June 30, 2024.
(2)Fixed Charge Coverage Ratio. Permit or suffer the Fixed Charge Coverage Ratio to be less than 1.20 to 1.0 as of the last day of any Fiscal Quarter.
o.Permitted SPAC Transaction. Notwithstanding anything to the contrary contained in this Article VI, the Credit Parties acknowledge and agree that the Permitted SPAC Transaction is permitted under this Agreement and the other Loan Documents.
ARTICLE 7
EVENTS OF DEFAULT
SECTION 1.0ar.Events of Default. If any of the following events (“Events of Default”) shall occur:
(22)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(23)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(24)any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in connection with any Loan Document or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been materially incorrect when made or deemed made;
(25)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03(a)(i) (in respect of the existence of the Borrower only), or Section 5.08 or in Article VI;

(26)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 (other than Section 5.03(a)(i)) through 5.07, or 5.12 of this Agreement or (ii) thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(27)any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) beyond any applicable grace period in respect of any Material Indebtedness, when and as the same shall become due and payable;
(28)(1) any other event or condition occurs that results in any Material Indebtedness (other than Indebtedness under Swap Agreements) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (other than Indebtedness under Swap Agreements) or any trustee or agent on its or their behalf to cause any Material Indebtedness (other than Indebtedness under Swap Agreements) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (2) any Borrower or Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, after the expiration of any applicable grace or cure period relating thereto, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (including as a result of a casualty or condemnation event), (ii) guarantees of Indebtedness that are satisfied promptly on demand, or (iii) with respect to Indebtedness incurred under any Swap Agreement, termination events or equivalent events pursuant to the terms of the relevant Swap Agreement which are not the result of any default thereunder by any Loan Party;
(29)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(30)the Borrower or any Subsidiary (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than any Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(31)the Borrower or any Subsidiary (other than any Immaterial Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(32)one or more final judgments for the payment of money in an aggregate amount in excess of $5,000,000 (to the extent not covered by insurance or indemnity as to which the insurer or indemnitor has not denied coverage) shall be rendered against the Borrower or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of forty-five (45) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Borrower and its Subsidiaries, taken as a whole, to enforce any such judgment or any Loan Party or any Subsidiary shall fail within forty-five (45) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;
(33)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(34)a Change in Control shall occur;
(35)any Collateral Document shall fail to remain in full force or effect or any Loan Party contests in writing the validity or enforceability of any Collateral Document, or any Collateral Document granting a Lien shall for any reason fail to create a valid and perfected first priority (subject to Liens permitted under the Loan Documents) security interest in any Collateral purported to be covered thereby or subordination to be created thereunder, except as permitted by the terms of this Agreement or any Collateral Document; or
(36)any material provision of any other Loan Document for any reason ceases to be valid, binding and enforceable against any Loan Party in accordance with its terms (or any Loan Party shall challenge in writing the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such written assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable against such Loan Party in accordance with its terms), in each case other than as permitted by this Agreement;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Section 7.01, the

Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
SECTION 1.0as.Equity Cure. Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower fails to comply with the requirements of Section 6.13 as of the end of any relevant period, until the date that is fifteen (15) days after the date the Compliance Certificate with respect to such period are required to be delivered pursuant to Section 5.01(c) (the “Cure Period”), Borrower shall have the right to obtain a common equity investment in cash or otherwise obtain cash common equity contribution proceeds from any Holdco Entity (the “Cure Right”), and upon receipt by the Borrower of such cash contributions (the “Cure Amount”), the Borrower’s compliance with Section 6.13 shall be recalculated giving effect to the following pro forma adjustments: (i) Consolidated EBITDA shall be increased, solely for the purposes of determining compliance with Section 6.13, including determining compliance with Section 6.13 as of the end of such period and applicable subsequent periods that include the fiscal quarter for which the Cure Right is exercised, by an amount equal to the Cure Amount; and (ii) if, after giving effect to the foregoing calculations (but not, for the avoidance of doubt, giving pro forma effect to any repayment of Indebtedness in connection therewith for the fiscal quarter for which cure was made), the requirements of Section 6.13 shall be satisfied, then the requirements of Section 6.13 shall be deemed satisfied as of the end of the relevant period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.13 that had occurred shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (A) the Cure Right shall not be exercised more than four times, (B) in each consecutive four (4) fiscal quarter period, there shall be a period of at least two (2) fiscal quarters in which the Cure Right is not exercised, (C) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.13, (D) the Cure Amount shall be disregarded for purposes of determining compliance with any other provision of this Agreement (including the determination of the Applicable Margin or any provision that requires compliance with Section 6.13 on a pro forma basis) and (E) to the extent that the proceeds of the Cure Amount are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the financial covenants set forth in Section 6.13 for the fiscal quarter with respect to which such Cure Right was made. Neither the Administrative Agent nor any Lender shall have the right to terminate the Commitments, declare all or any portion of the unpaid principal amount of any outstanding Loans, interest accrued and unpaid thereof, and all amounts owing or payable hereunder or under any other Loan Document to be due and payable and/or exercise any other rights and remedies available under the Loan Documents or applicable law (including, without limitation, any right to foreclose on or take possession of Collateral) solely on the basis of an allegation of an Event of Default having occurred and continuing as a result of the Borrower’s non-compliance with Section 6.13 with respect to any period after delivery to the Administrative Agent of written notice by the Borrower of its intention to exercise its cure rights under Section 6.13 until the Cure Period has elapsed; provided that neither the Lenders nor the Issuing Bank shall have any obligation to make Revolving Loans or issue Letters of Credit, as applicable, pending actual receipt in immediately available funds of the Cure Amount.
ARTICLE 8
THE ADMINISTRATIVE AGENT
SECTION 1.0at.Authorization and Action.

1.Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and permitted assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
2.As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
3.In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register and limited discretionary powers as contemplated in this Agreement), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(a)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Secured Party or holder of any other obligation regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(b)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;
(1)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(2)None of any Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(3)In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(c)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.11, 2.12, 2.14, 2.16 and 9.03) allowed in such judicial proceeding; and
(d)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the

Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
(19)The provisions of this Article VIII (other than in the case of Section 8.01(a), (d) and (f) and Sections 8.03 through 8.09) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions (other than in the case of Section 8.01(a), (d) and (f) and Sections 8.03 through 8.09). Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.
SECTION 1.0au.Administrative Agent’s Reliance, Indemnification, Etc.
(4)Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(5)The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, (vi) the creation, perfection or priority of Liens on the Collateral.
(6)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 1.0av.Posting of Communications.
4.The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
5.Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
6.THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE

APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section 8.03(c), including through an Approved Electronic Platform.
7.Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
8.Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
9.Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 1.0aw.The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such

Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
SECTION 1.0ax.Successor Administrative Agent.
(7)The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which may not be a Disqualified Lender. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while a Specified Event of Default has occurred and is continuing but may not, in any event, be a Disqualified Lender). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(8)Notwithstanding paragraph (a) of this Section 8.05, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 8.05 (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
SECTION 1.0ay.Acknowledgements of Lenders and Issuing Banks.
(9)Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing),(iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent, any Co-Documentation Agent, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(10)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.
(11)(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.
(a)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(b)The Borrower hereby agrees that in the event an erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such erroneous Payment (or portion thereof) for any reason, (x) the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount (if any) under this Agreement and the Loan Documents and (y) the receipt of an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any Loan Party received by the Administrative Agent from or at the direction of the Borrower or any Loan Party for the purpose of making such payment. To the extent any such erroneous Payment is comprised of funds taken from an account of the Borrower or any Subsidiary without the Borrower’s or such Subsidiary’s authorization or as otherwise permitted pursuant to any Loan Document or applicable law, any such funds shall be immediately returned by the applicable Lender to the Borrower or the relevant Subsidiary and nothing contained in this Agreement or any other Loan Document shall prejudice the rights of the Borrower or any Subsidiary with respect to such unauthorized debit or conversion of its funds.
(c)Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(9)Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan

Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
SECTION 1.0az.Collateral Matters.
10.Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
11.In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
12.The Secured Parties irrevocably authorize the Administrative Agent, without any consent or further agreement of any Secured Party to, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02; provided that any subordination of Liens on property in reliance on Section 6.02(c) shall be limited to property which may secure Indebtedness of the type specified in Section 6.01(e). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 1.0ba.Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
SECTION 1.0bb.Certain ERISA Matters.

(10)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(a)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(b)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(c)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(d)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(20)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(21)The Administrative Agent, any Arranger, Syndication Agent and Co-Documentation Agent hereby informs the Lenders that each such person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
j.Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

ARTICLE 9
MISCELLANEOUS
SECTION 1.0bc.Notices.
(1)Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:
(a)if to any Loan Party:
141 River’s Edge Drive, Suite 200
Traverse City, Michigan 49684
Attention: Mr. Frederick J. Turcotte, Chief Financial Officer
Facsimile No.: (231) 922-8829
Email: fturcotte@hagerty.com;
Telephone No.: (231) 922-8876
with copies of any notices of any Default also sent to:
141 River’s Edge Drive, Suite 200
Traverse City, Michigan 49684
Attention: Ms. Barbara Matthews, General Counsel
Facsimile No.: (231) 922-8876
Email: bmatthews@hagerty.com
Telephone No.: (231) 922-8826

(b)if to the Administrative Agent or Swingline Lender:
JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor L2

Suite IL1-0480
Chicago, IL 60603-2300
Attention: Michaela Grgantov
Telephone No.: (312) 954-0037
Email: michaela.grgantov@chase.com

with copy(s) to:

JPMorgan Chase Bank, N.A.
Middle Market Servicing
10 South Dearborn, Floor L2
Suite IL1-0480
Chicago, IL 60603-2300
Attention: Commercial Banking Group
Facsimile No.: (844) 490-5663
Email: jpm.agency.cri@jpmorgan.com
Jpm.agency.servicing.1@jpmorgan.com

Agency Withholding Tax Inquiries:
Email: agency.tax.reporting@jpmorgan.com;

Agency Compliance/Financials/Intralinks
Email: covenant.compliance@jpmchase.com

(c)If to Issuing Bank:
JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor L2
Suite IL1-0480
Chicago, IL, 60603-2300
Attention: LC Agency Team
Tel: 800-364-1969
Fax: 856-294-5267
Email: chicago.lc.agency.activity.team@jpmchase.com

with a copy to:

JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor L2
Suite IL1-0480
Chicago, IL, 60603-2300
Attention: Loan & Agency Services Group
Phone No: (312) 954-0037
Email: michaela.grgantov@chase.com

(d)in the case of a notification of, or in respect of, the DQ List, also to JPMDQ_Contact@jpmorgan.com; and
(e)if to any other Lender, to it at its address (or email or telecopy number) set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.
(37)Notices and other communications to the Borrower, any Loan Party, the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by using Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(38)Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
SECTION 1.0bd.Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(2)Subject to Section 2.13(b), (c), (d), and (e), and this Section 9.02, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the

Commitment of any Lender, without the written consent of such Lender (including any such Lender that is a Defaulting Lender) (it being understood that a waiver of any condition precedent in Section 4.02 or the waiver of any Default, Event of Default or mandatory reduction of the Commitments shall not be an increase of a Commitment of any Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce or forgive the rate of interest thereon (other than interest accruing pursuant to Section 2.12(c) or a waiver thereof), or reduce or forgive any fees or other amounts payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), or (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (it being understood that a waiver of any condition precedent in Section 4.02 or the waiver of any Default or Event of Default or mandatory reduction of the Commitments shall not be an extension of a Commitment of any Lender), without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (v) change any of the provisions of this Section 9.02 or the definition of “Required Lenders”, “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release all or substantially all of the Guarantors from their obligation under the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (vii) except as provided in clause (d) of this Section 9.02 or in any Collateral Document, release or subordinate all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04 or Section 2.04.
(3)The Lenders hereby irrevocably authorize the Administrative Agent to, and the Administrative Agent hereby agrees with the Borrower that it shall, release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Secured Obligations (other than Unliquidated Obligations) and the cash collateralization of all Unliquidated Obligations in a manner reasonably satisfactory to the Administrative Agent, (ii) constituting property being sold or Disposed of if the Borrower certifies to the Administrative Agent that the sale or Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other Disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral and the Administrative Agent shall not be required to execute any such release on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty.

(4)Notwithstanding anything to the contrary herein:
(a)this Agreement and the other Loan Documents may be amended to effect an incremental facility pursuant to Section 2.08(e) (and the Administrative Agent, the Borrower and any Lender providing Loans under such incremental facility may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Borrower and such Lender, to effect the terms of any such incremental facility);
(b)the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency; and
(c)guarantees, Collateral Documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Loan Party or Loan Parties and the Administrative Agent, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law.
SECTION 1.0c.Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one (1) primary counsel for the Administrative Agent and one (1) local counsel to the Administrative Agent in each relevant jurisdiction (excluding in-house counsel), if necessary, in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender (limited to, in the case of legal expenses, the fees, charges and disbursements of one (1) primary counsel for the Lenders, taken as a whole, and solely in the event of an actual or reasonably perceived conflict of interest and after written notice to the Borrower regarding such actual or perceived conflict of interest, one (1) additional counsel for the Lenders, taken as a whole), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(1)To the extent permitted by applicable law (i) neither the Borrower nor any Loan Party shall assert any claim against any Indemnitee for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems

(including the Internet), and (ii) no party hereto shall assert any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower or any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(2)The Borrower shall indemnify the Administrative Agent, each Arranger, each Syndication Agent, each Co-Documentation Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (limited to, in the case of legal expenses, the fees, charges and disbursements of one (1) primary counsel for the Indemnitees, taken as a whole, one (1) local counsel in each jurisdiction where Collateral is located or proceedings are held, and solely in the event of an actual or reasonably perceived conflict of interest and after written notice to the Borrower regarding such actual or perceived conflict of interest, one (1) additional counsel for the Indemnitees, taken as a whole) for such Indemnitee incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution and delivery of the Loan Documents and any agreement or instrument contemplated thereby, (ii) the funding of any Loan or the issuance of any Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any act or omission of the Administrative Agent in connection with the administration of the Loan Documents, (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary prior to foreclosure of such property, (v) the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent or the Lenders or each Loan Party, and any claim for patent, trademark or copyright infringement) prior to foreclosure of such Collateral, or (vi) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) a material breach of the Loan Documents by an Indemnitee, or (z) any dispute that does not involve an act or omission by the Borrower, any Subsidiary of any of their Affiliates and that is between and among Indemnitees (other than an Indemnitee in its capacity of Lead Arranger/Lead Bookrunner or the Administrative Agent or any other similar role with respect to the Loan Documents). This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(3)Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, the Swingline Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Loan Parties and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section 9.03 (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section 9.03 shall survive the termination of this Agreement and the Payment in Full of the Obligations.
(4)Payments. All amounts due under this Section 9.03 shall be payable within thirty (30) days after receipt of a written invoice therefor with reasonably detailed backup.
SECTION 1.0c.Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower not may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(5)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution or a Disqualified Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(i)the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided, further, that no consent of the Borrower shall be required for an assignment to a Lender or, if a Specified Event of Default has occurred and is continuing, any other Eligible Assignee;
(ii)the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of, an Affiliate of a Lender or an Approved Fund; and
(iii)the Issuing Bank and the Swingline Lender.
(a)Assignments shall be subject to the following additional conditions:

(i)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing;
(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(iii)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and
(iv)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:
(b)“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
a.“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender or its Lender Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party or (e) any Person that is a Disqualified Lender.
b.Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and

Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.
c.The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
d.Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(6)(i) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities other than an Ineligible Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
        Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(a)A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees to comply with Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(7)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(8)Disqualified Lenders.
e.Except as otherwise provided in this Agreement, no assignment or participation shall be made to any Person that was a Disqualified Lender as of the date

(the “Trade Date”) on which the assigning or participating, as applicable, Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Lenders” referred to in, the definition of “Disqualified Lender”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment or participation in violation of this clause (e) shall not be void, but the other provisions of this clause (e) shall apply.
f.If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above or its Affiliates, or if any Person becomes a Disqualified Lender or an Affiliate thereof after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender or Affiliate, as applicable, and the Administrative Agent, (A) terminate any Commitment of such Disqualified Lender or Affiliate, as applicable, and repay all obligations of the Borrower owing to such Disqualified Lender or Affiliate, as applicable, in connection with such Commitment and/or (B) require such Disqualified Lender or Affiliate, as applicable, to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the par value of the principal amount thereof and (y) the amount that such Disqualified Lender or its Affiliates, as applicable, paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that if any Lender (including any Disqualified Lender or Affiliate thereof that becomes a Lender) does not execute and deliver an Assignment and Assumption to the Administrative Agent within one (1) Business Day after having received a request therefor, such Lender (including any Disqualified Lender or Affiliate thereof that becomes a Lender) hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment in full of such Lender’s interests hereunder.
g.Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders or any of their Affiliates to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower or any Subsidiary, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site (including any E-Systems or other Electronic Transmissions) established for the Lenders, the Borrower or any Subsidiary or confidential communications from counsel to or financial advisors of the Administrative Agent, the Lenders, the Borrower or any Subsidiary and (B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender or its Affiliates, as applicable, will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation including under any Bankruptcy Event, each Disqualified Lender or its Affiliates, as applicable, party hereto hereby agrees (1) not to vote on such plan of reorganization or plan of liquidation, (2) if such Disqualified Lender or its Affiliates, as applicable, does vote on such plan of reorganization or plan of liquidation notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers or other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other U.S. Federal, state or foreign debtor relief laws or other applicable laws) and (3) not to contest any request by any party for a determination by a U.S. federal bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
h.The Administrative Agent shall have the right (but not the obligation), and the Borrower hereby expressly authorizes the Administrative Agent, to provide the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) to each Lender or potential Lender requesting the same. The Administrative Agent and the Lenders shall be entitled to rely on a representation from any assignee or participant (or prospective assignee or participant) that such Person is not a Disqualified Lender. Except as set forth in the immediately preceding sentence, in no event shall the Administrative Agent be obligated to ascertain, inquire into or monitor as to whether any Lender or prospective assignee is a Disqualified Lender or enforce compliance with the provisions hereof relating to Disqualified Lenders.
i.The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders, other than to deliver to the Borrower the relevant assignment documentation upon the request of the Borrower. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Lender.
SECTION 1.0be.Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 1.0bf.Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(39)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any

Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 1.0bg.Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 1.0bh.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, upon the receipt of the written consent of the Administrative Agent, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Obligations owing to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender, the Issuing Bank or such Affiliate shall notify the Borrower and the Administrative Agent of such setoff or application; provided that the failure to give such notice shall not affect the validity of such setoff or application under this Section 9.08. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.
SECTION 1.0bi.Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.
(5)EACH LENDER, EACH LOAN PARTY AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT (EXCLUDING THE ENFORCEMENT OF THE SECURITY DOCUMENTS TO THE

EXTENT SUCH SECURITY DOCUMENTS EXPRESSLY PROVIDE OTHERWISE), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF SUCH PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF SUCH PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(6)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(7)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
j.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
k.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
l.Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other advisors on a “need-to-know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent, the Issuing Bank and the Lenders shall be responsible for the compliance with this paragraph by its Related Parties), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, to the extent permitted by law, the party in receipt of such request shall promptly inform the Borrower in advance other than in connection with any examination of the financial condition or other routine examination of such Lender), (c) as may be compelled in a judicial or administrative proceeding or to the extent required by any Requirement of Law or by any subpoena or similar legal process

(in which case, to the extent permitted by applicable law, the party in receipt of such request shall promptly inform the Borrower in advance), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, its Subsidiaries and their obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any Person who is known to the Administrative Agent, the Issuing Bank or any Lender to have confidentiality obligations to the Borrower. For the purposes of this Section 9.12, “Information” means all information received from any Loan Party with respect to the Borrower or any of its Subsidiaries or any of its or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THIS SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW. Notwithstanding anything in this Section 9.12 to the contrary, (x) to the extent any legal counsel, independent auditors, professionals and other experts or agents of a Lender receives any Information, such legal counsel, independent auditors, professionals and other experts or agents shall sign an undertaking that they will treat such Information as confidential (subject to certain customary exceptions) unless there are established and enforceable codes of professional conduct governing the confidential treatment of such Information so received and (y) in no event shall any disclosure of any Information be made to a Person that is a Disqualified Lender at the time of disclosure.
m.Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
n.USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
o.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Interest Rate Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Interest Rate Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Interest Rate Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.15 shall be cumulated and the interest and Interest Rate Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.
p.Disclosure. The Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrower, its Subsidiaries and their respective Affiliates.
q.Amendment and Restatement. This Agreement amends and restates the Existing Credit Agreement in its entirety as of the date hereof. As of the Effective Date, (a) all Revolving Loans (as such terms are defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall constitute Revolving Loans outstanding under, and subject to the terms of, this Agreement, (b) all existing letters of credit issued under the Existing Credit Agreement shall constitute Letters of Credit issued and in existence under, and subject to the terms of, this Agreement, and (c) all other amounts owing under the Existing Credit Agreement shall be deemed outstanding hereunder. Accordingly, the Loans, Letters of Credit and other obligations pursuant hereto are issued in exchange and replacement for the loans, letters of credit and other obligations under the Existing Credit Agreement, shall not be a novation or satisfaction thereof and shall be entitled to and secured by the same collateral with the same priority, as in effect prior to the date hereof.
r.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(1)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(2)the effects of any Bail-In Action on any such liability, including, if applicable:
a.a reduction in full or in part or cancellation of any such liability;
b.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
c.the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
SECTION 1.b.Acknowledgement Regarding Any Supported QFCs. (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
(3)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
k.No Fiduciary Duty, etc.

(4)The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations under the Loan Documents except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.
(5)The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(6)In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
s.Marketing Consent. The Borrower hereby authorizes JPMCB and its affiliates (collectively, the “JPMCB Parties”), at their respective sole expense, and without any prior approval by the Borrower, to include the Borrower’s name and logo in advertising, marketing, tombstones, case studies and training materials, and to give such other publicity to this Agreement as JPMCB Parties may from time to time determine in their sole discretion; provided that no JPMCB Party shall use any information that is not publicly available in any such advertising, marketing, tombstones, case studies and training materials or other publicity. The foregoing authorization shall remain in effect unless (and solely until) the Borrower notifies JPMCB in writing that such authorization is revoked.
t.No Conflict. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in the event of a conflict between the terms and conditions of (a) this Agreement and any other Loan Document (other than a Subordination Agreement), the terms and conditions of this Agreement shall control and (b) this Agreement and a Subordination Agreement, the terms and conditions of the Subordination Agreement shall control.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE HAGERTY GROUP, LLC By: Name: Title:
JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent By Name: Nathan Wright Title: Authorized Officer
CITIZENS BANK, N.A. By Name: Title:
KEY BANK, NATIONAL ASSOCIATION By Name: Title:

[Signature Page to Amended and Restated Credit Agreement]

Commitment Schedule
Commitments

Lender	Commitment as of the Fourth Amendment Effective Date
JPMorgan Chase Bank, N.A.	$90,000,000
Citizens Bank, N.A.	$75,000,000
KeyBank National Association	$65,000,000
Total:	$230,000,000

Commitment Schedule

Schedule 3.05 - Subsidiaries and Joint Ventures
Domestic Subsidiaries executing Subsidiary Guaranties as of the Third Amendment Effective Date:
1)    Hagerty Insurance Agency, LLC
2)    Hagerty Management, LLC
3)    Hagerty Drivers Club, LLC f/k/a HagertyPlus, LLC
4)    Hagerty Asset Management, LLC
5)    Hagerty Classic Marine Insurance Agency, LLC
6)    Hagerty Media Properties, LLC
7)    Hagerty Canada, LLC
8)    Hagerty DriveShare LLC
9)    Hagerty Motorsports, LLC
10)    Hagerty Classic Analytics, LLC
11)    Hagerty Drivers Club Canada, LLC
12)    Historic Vehicle Association, LLC
13)    Historic Vehicle Association Canada, LLC
14)    Hagerty Wellness Center, LLC
15)    Cavallino Cafe, LLC
16)    Hagerty Ventures, LLC
17)    Speed Digital, LLC
18)     Hagerty RADwood, Inc.
19)     Broad Arrow Group, Inc.
20)     Broad Arrow Licenses LLC
21)     Broad Arrow Auctions LLC
22)     Broad Arrow Capital LLC
23)     Broad Arrow Private Sales LLC
24)    Hagerty Events, LLC

Immaterial Subsidiaries not executing Subsidiary Guaranties as of the Fourth Amendment Effective Date:
1)    Hagerty Financial Services, LLC
2)    Hagerty Air, LLC
3)    Hagerty Insurance Holdings Inc.
4)    Member Hubs Hospitality LLC
5)    Member Hubs Miami, LLC
6)    Hagerty Garage and Social Services, LLC
7)    Member Hubs Seattle, LLC
8)     Member Hubs Palm Beach, LLC
9)    Member Hubs Culver City, LLC
10)    Member Hubs Haskell, LLC

Permitted Joint-Ventures as of the Fourth Amendment Effective Date:
Member Hubs Holdings, LLC
Foreign Subsidiaries as of the Fourth Amendment Effective Date:
1)    Hagerty International Holdings Limited
2)    Hagerty Reinsurance Limited
3)    Hagerty International Limited
Schedule 3.05 - 1

4)    Classic Car Analytics GmbH
5)    Hagerty Enthusiast Limited
6)    Member Hubs Canada ULC
7)    1000022443 Ontario Inc.
8)     Broad Arrow Group UK Limited
9)    Broad Arrow Capital Limited
10)    Broad Arrow Capital Europe Limited
Schedule 3.05 - 2

Schedule 3.06 - Disclosed Matters
None.
Schedule 3.06 - 1

Schedule 3.17 - Subordinated Debt Documents

None.
Schedule 3.17 - 1

Schedule 6.01 - Existing Indebtedness
Indebtedness to Third Parties:
1.Master Installment Payment Agreement, dated as of December 19, 2016, by and between Hagerty Management, LLC and De Lage Laden Financial Services, Inc., together with Cross Corporate Guaranty made by Hagerty Insurance Agency, LLC in favor of De Lage Financial Services, Inc.
2.Asset Purchase Agreement, executed as of June 23, 2021, by and between Hagerty Events, LLC and McCall Events, Inc., together with Bill of Sale made and entered into as of August 12, 2021 by and between Hagerty Events, LLC and McCall Events Inc.
3.Asset Purchase Agreement, dated as of March 21, 2019, by and among Hagerty Motorsports, LLC, Pukka Software, Brian Ghidinelli, and Jennifer Ghidinelli, as amended by Amendment No. 1 to the Asset Purchase Agreement, made and entered into effective February 25, 2020, by and among Hagerty Motorsports, LLC, Pukka Software, Brian Ghidinelli, and Jennifer Ghidinelli.
4.To the extent constituting a Conversion Bonus thereunder, payments under that certain Business Transition Agreement, dated as of July 8, 2019, made by and between Hagerty Insurance Agency, LLC and Infinity Insurance Company.
5.Personal Lines Agency Agreement, effective January 1, 2013, by and among Hagerty Insurance Agency, LLC, Hagerty Classic Marine Insurance Agency, LLC and Essentia Insurance Company, as amended by Amendment No. 1, effective January 1, 2013, Amendment No. 1 to Underwriting Guidelines, dated January 1, 2013, Amendment No. 2 Indiana Special Amendment, dated March 14, 2017, Amendment No. 3 Pennsylvania Special Amendment, dated May 4, 2017, Amendment No. 4, dated May 4, 2017, Amendment No. 5, dated August 1, 2018, Amendment No. 6, effective January 1, 2019 and Amendment No. 7, effective July 1, 2020.
6.Asset Purchase Agreement dated March 1, 2020 between Wayfarer Insurance Brokers Limited and Hagerty Canada, LLC.
7.Membership Interest Purchase Agreement dated as of April 12, 2022 by and among The Hagerty Group, LLC, RK Collection LLC and Mr. Robert Kauffman.

8.Broad Arrow Group, Inc. is the borrower under a credit card with Capital One, with a current balance of $121,769.83 as of the Fourth Amendment Effective Date.

Intercompany Indebtedness:
1.Indebtedness of Hagerty International Limited in favor of Hagerty International Holdings Limited in an outstanding principal amount of £702,714.14 as of the Fourth Amendment Effective Date.
2.Indebtedness of Hagerty International Limited in favor of Hagerty Management, LLC in an outstanding principal amount of £6,710,148.78 as of the Fourth Amendment Effective Date. This indebtedness amount has increased in the amount of £954,201.14 since October 27, 2021.
Schedule 6.01 - 1

3.Indebtedness of Hagerty International Limited in favor of Hagerty Insurance Agency, LLC in an outstanding principal amount of £226,864.30 as of the Fourth Amendment Effective Date.
4.Indebtedness of Hagerty International Limited in favor of The Hagerty Group, LLC in an outstanding principal amount of £614,595.00 as of the Fourth Amendment Effective Date.
5.Indebtedness of Hagerty International Holdings Limited in favor of Hagerty Insurance Agency, LLC in an outstanding principal amount of £125,800.00 as of the Fourth Amendment Effective Date.
6.Indebtedness of Hagerty International Holdings Limited in favor of The Hagerty Group, LLC in an outstanding principal amount of £1,058,382.00 as of the Fourth Amendment Effective Date.
7.Multiple Advance Promissory Note, dated as of July 12, 2022, made by Broad Arrow Group, Inc. in favor of The Hagerty Group, LLC in the original principal amount of $5,000,000.00.
8.Promissory Note No. 2, dated as of August 1, 2022, made by Broad Arrow Group, Inc. in favor of The Hagerty Group, in the original principal amount of $1,500,000.00.
9.Promissory Note No. 3, dated as of August 1, 2022, made by Broad Arrow Group, Inc. in favor of The Hagerty Group, LLC, in the original principal amount of $500,000.00.
10.Shareholder Loan Agreement, dated March 25, 2022, made by Broad Arrow Group UK Limited in favor of Broad Arrow Group Inc. (original principal amount of GBP 50,000).
11.Shareholder Loan Agreement, dated April 1, 2022, made by Broad Arrow Capital Europe Limited in favor of Broad Arrow Capital LLC (original principal amount of GBP 40,080.98).
12.Shareholder Loan Agreement, dated July 21, 2022, made by Broad Arrow Capital UK Limited and Broad Arrow Capital LLC (outstanding balance of GBP 499,240.80).
13.Loan Agreement, effective March 31, 2022, made by Broad Arrow Capital Europe Limited in favor of Broad Arrow Capital LLC (EUR 1,700,000).

14.Loan Agreement, effective July 15, 2022, made by Broad Arrow Capital Europe Limited in favor of Broad Arrow Capital LLC (USD 251,900).

15.Loan Agreement, effective March 31, 2022, made by Broad Arrow Capital UK Limited in favor of Broad Arrow Capital LLC (375,000 pounds).

16.Loan Agreement, dated July 15, 2022, made by Broad Arrow Capital UK Limited in favor of Broad Arrow Capital LLC (625,000 pounds).

17.Loan Agreement, dated April 4, 2022, made by Broad Arrow Capital UK Limited in favor of Broad Arrow Capital LLC (original principal amount of 1,750,000).
Schedule 6.01 - 2

18.Loan Agreement, undated, made by Broad Arrow Capital UK Limited in favor of Broad Arrow Capital LLC (100,000 pounds).

19.Loans from Broad Arrow Group, Inc. to Broad Arrow Capital LLC:

Schedule 6.01 - 3

Schedule 6.02 - Existing Liens

Debtor	Secured Party	Collateral	Financing Statement
Hagerty Insurance Agency, LLC	De Lage Landen Financial Services, Inc.	The collateral described in Schedule A to Delaware Department of State Financing Statement No. 20167957960, together with all components, additions, upgrades, attachments, accessions, substitutions, replacements and proceeds of such collateral.	20167957960, filed in Delaware on December 22, 2016
Hagerty Management, LLC	De Lage Landen Financial Services, Inc.	The collateral described in Schedule A to Delaware Department of State Financing Statement No. 20167957911, together with all components, additions, upgrades, attachments, accessions, substitutions, replacements and proceeds of such collateral.	20167957911, filed in Delaware on December 22, 2016
Schedule 6.02 - 1

Schedule 6.04 - Investments, Loans, Advances, Guarantees, and Acquisitions
Investments Consisting of and in Subsidiaries in Connection with Acquisitions prior to the Third Amendment Effective Date:
1.Investment in Align Technologies, Corp. by The Hagerty Group, LLC with Series A Preferred Stock existing as of the Fourth Amendment Effective Date.

2.Acquisition of “MotorsportReg” from Pukka Software by Hagerty Motorsports, LLC on March 21, 2019.

3.Acquisition of “California Mille” from Amici Americani della Mille Miglia by Hagerty Events, LLC on October 16, 2020.

4.Acquisition of “Concours d’Elegance of Greenwich” from Wennerstrom Group LLC by Hagerty Events, LLC on August 30, 2019.

5.Acquisition of “Concours d’Elegance of America” from Concours d’Elegance of America by Hagerty Events, LLC on March 19, 2021.

6.Acquisition of “The Amelia Concours d’Elegance” from The Amelia Island Concours d’Elegance Foundation Inc. by Hagerty Events, LLC on June 17, 2021.

7.Acquisition of “McCalls Motorworks Revival” from McCall Events, Inc. by Hagerty Events, LLC on August 12, 2021.

8.Acquisition of “Infinity Insurance Company” from Infinity Insurance Company by Hagerty Insurance Agency, LLC on July 8, 2019.

9.Acquisition of the stock of Classics & Exotics Inc. by The Hagerty Group, LLC on June 9, 2017.

10.Hagerty International Holdings Limited subscribed to common voting stock in Hothouse Publishing Limited on October 19, 2020.

11.Investment by The Hagerty Group, LLC in Griffin Gaming Partners II, L.P. fund.

Intercompany Investments:

1.Investment in Hagerty Insurance Holdings Inc. by The Hagerty Group, LLC existing as of the Fourth Amendment Effective Date.

2.Investment in Hagerty International Holdings Limited by The Hagerty Group, LLC existing as of the Fourth Amendment Effective Date. This investment was a change in Hagerty International Holdings Limited from The Hagerty Group, LLC and includes an additional investment in Hagerty Enthusiast Limited through Hagerty International Holdings Limited.

Investments in Permitted Joint Ventures:

1.Investment in Member Hubs Holdings LLC by Hagerty Ventures, LLC and HGS Hub Holdings LLC existing as of the Third Amendment Effective Date.

Schedule 6.04 - 1

Schedule 6.04 - 2

Schedule 6.07 – Transactions with Affiliates
1.Employment Agreement, dated as of January 1, 2018, by and between The Hagerty Group, LLC and McKeel Hagerty (as amended by Compensation Amendment dated January 25, 2021).
2.Third Amended and Restated Master Alliance Agreement, dated June 20, 2019, between The Hagerty Group, LLC and Markel Corporation.
3.Hagerty Reinsurance Limited Quota Share Reinsurance Agreement, effective January 1, 2017, by and between Evanston Insurance Company and Hagerty Reinsurance Limited, as amended by Addendum No. 1, effective January 1, 2017, Addendum No. 2, effective January 1, 2018, Addendum No. 3, effective January 1, 2019, and by Addendum No. 4, effective January 1, 2019.
4.Claims Services and Management Agreement, dated as of January 1, 2013, by and between Markel Service, Incorporated and Hagerty Insurance Agency, LLC, as amended by Amendment No. 1, effective January 1, 2013, Amendment No. 2, effective January 1, 2013, Amendment No. 3, dated May 17, 2016, Amendment No. 4, effective August 1, 2018.
5.Personal Lines Agency Agreement, effective January 1, 2013, by and among Hagerty Insurance Agency, LLC, Hagerty Classic Marine Insurance Agency, LLC and Essentia Insurance Company, as amended by Amendment No. 1, effective January 1, 2013, Amendment No. 1 to Underwriting Guidelines, dated January 1, 2013, Amendment No. 2 Indiana Special Amendment, dated March 14, 2017, Amendment No. 3 Pennsylvania Special Amendment, dated May 4, 2017, Amendment No. 4, dated May 4, 2017, Amendment No. 5, dated August 1, 2018, Amendment No. 6, effective January 1, 2019 and Amendment No. 7, effective July 1, 2020.
6.Producer Agreement dated February 15, 2012, between Hagerty Insurance Agency, LLC and American Underwriting Managers Agency, Inc. (now Markel Service, Inc.).
7.Profit Sharing Agreement, effective January 1, 2019, between Markel Service, Inc. and Hagerty Insurance Agency, LLC.
8.Producer Agreement, effective as of September 1, 2011, by and between Markel Insurance Company, Markel American Insurance Company, Deerfield Insurance Company and Hagerty Insurance Agency, LLC.
9.Agreements evidencing the indebtedness of Hagerty International Limited in favor of Hagerty International Holdings Limited existing as of the Fourth Amendment Effective Date.
10.Agreements evidencing the indebtedness of Hagerty International Limited in favor of Hagerty Management, LLC existing as of the Fourth Amendment Effective Date.
11.Agreements evidencing the indebtedness of Hagerty International Limited in favor of Hagerty Insurance Agency, LLC existing as of the Fourth Amendment Effective Date.
12.Agreements evidencing the indebtedness of Hagerty International Limited in favor of The Hagerty Group, LLC existing as of the Fourth Amendment Effective Date.
13.Agreements evidencing the indebtedness of Hagerty International Holdings Limited in favor of Hagerty Insurance Agency, LLC existing as of the Fourth Amendment Effective Date.
Schedule 6.07 - 1

14.Agreements evidencing the indebtedness of Hagerty International Holdings Limited in favor of The Hagerty Group, LLC existing as of the Fourth Amendment Effective Date.
Schedule 6.07 - 2

Schedule 6.08 - Restrictive Agreements
None.

Schedule 6.08 - 1

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
Exhibit A-1

1.	Assignor:	______________________________
2.	Assignee:	______________________________ [and is an Affiliate/Approved Fund of [identify Lender]][1]
3.	Borrower(s):	THE HAGERTY GROUP, LLC
4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of December 12, 2018 among THE HAGERTY GROUP, LLC, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent
6.	Assigned Interest:
Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Commitment	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
THE ASSIGNEE REPRESENTS AND WARRANTS THAT IT IS NOT A DISQUALIFIED LENDER OR AN AFFILIATE OF A DISQUALIFIED LENDER AND OTHERWISE MEETS ALL THE REQUIREMENTS OF AN ASSIGNEE UNDER THE CREDIT AGREEMENT.
The terms set forth in this Assignment and Assumption are hereby agreed to:
1 Select as applicable.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Exhibit A-2

ASSIGNOR [NAME OF ASSIGNOR] By: Title:
ASSIGNEE [NAME OF ASSIGNEE] By: Title:
[Consented to and] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swingline Lender and Issuing Bank By Title: [3]
[Consented to:] THE HAGERTY GROUP, LLC By Title: [4]

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.
Exhibit A-3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.aAssignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.bAssignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) it is not a Disqualified Lender or an Affiliate of a Disqualified Lender and satisfies all requirements of an assignee under the Credit Agreement and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this
Annex 1-1

Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

EXHIBIT B
COMPLIANCE CERTIFICATE
To:    The Lenders party to the
    Credit Agreement described below

This Compliance Certificate (“Certificate”), for the period ended [_______ __], 20[__], is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of December 12, 2018 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Agreement”) among The Hagerty Group, LLC (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES, ON BEHALF OF THE BORROWER AND NOT INDIVIDUALLY, THAT:
1.    I am the [_________________]5 of the Borrower and I am authorized to deliver this Certificate on behalf of the Borrower;
2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the compliance of the Borrower and its Subsidiaries with the Agreement during the accounting period covered by the attached financial statements (the “Relevant Period”);
3.    The attached financial statements of the Borrower and, as applicable, its Subsidiaries and/or Affiliates for the Relevant Period: (a) to the extent that the attached financial statements are the Borrower’s annual Fiscal Year-end financial statements, are reported on by Deloitte & Touche LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a qualification, exception or explanation resulting solely from any upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered or actual or prospective anticipated defaults under any financial covenants under any such Indebtedness)) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP and (b) to the extent that the attached financial statements are not the Borrower’s annual Fiscal Year-end financial statements, present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
4.    [Except as described in the disclosure below, the] [The] examinations described in paragraph 2 did not disclose, and I have no knowledge of, (a) the existence of any condition or event, which has not been previously disclosed or cured, which constitutes a Default under the Agreement or any other Loan Document during or at the end of the Relevant Period or as of the date of this Certificate or (b) any change in GAAP or in the application thereof that has occurred since the date of the annual financial statements delivered to the Administrative Agent in connection with the closing of the Agreement or subsequently delivered as required in the Agreement. [Described below are the
5 To conform to Financial Officer.

exceptions referred to in this paragraph 4 listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (ii) change in the Accounting Method or the application thereof and the effect of such change on the attached financial statements]6;
5.    I hereby certify that, except as set forth below, no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) its principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization except as set forth below:
[__________________________________________________________________________
__________________________________________________________________________];

6.    Schedule I attached hereto sets forth financial data and computations7 demonstrating the Borrower’s compliance with the financial covenants set forth in Section 6.13 of the Agreement.
The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [___] day of [__________, ____].

By:
Name:
Title:
6 To be included if relevant.
7 Schedule I must include reasonably detailed calculation tables for all components of the financial covenant calculations.

Schedule I to Compliance Certificate
Compliance as of _________, ____ with
Section 6.13 of the Agreement

EXHIBIT C-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 12, 2018 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”), among The Hagerty Group, LLC (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT C-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 12, 2018 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”), among The Hagerty Group, LLC (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: [________ __], 20[ ]

EXHIBIT C-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 12, 2018 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”), among The Hagerty Group, LLC (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: [________ __], 20[__]

EXHIBIT C-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 12, 2018 (as amended, restated, amended and restated, supplemented, modified, renewed or extended from time to time, the “Credit Agreement”), among The Hagerty Group, LLC (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: [________ __], 20[__]

4831-7741-1059 v26 [7-4344]